Filed Pursuant to Rule 424(b)(2)
Registration No. 333-205280

P R O S P E C T U S     S U P P L E M E N T

(To Prospectus dated June 26, 2015)

Discover Financial Services InterNotes®

Due From 9 Months or More From Date of Issue

We may offer to sell our Discover Financial Services InterNotes® from time to time. The specific terms of the notes will be set prior to the time of sale and described in a pricing supplement. You should read this prospectus supplement, the accompanying prospectus, the applicable pricing supplement and any written communication to you by us or the agents carefully before you invest.

We may offer the notes to or through agents for resale. We also may offer the notes directly. We have not set a date for termination of our offering.

The agents have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may discontinue making a market in the notes at any time without notice. Unless otherwise specified in the applicable pricing supplement, we do not intend to apply for the listing of the notes on any securities exchange.

Investing in the notes involves certain risks, including those that are described in the “Risk Factors” section beginning on page S-4 of this prospectus supplement, in addition to the risk factors that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed on the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

Lead Manager and Lead Agent

Incapital

Agents

BofA Merrill Lynch	Citigroup	Morgan Stanley

RBC Capital Markets	Wells Fargo Advisors

Prospectus Supplement dated July 31, 2017

InterNotes® is a registered servicemark of Incapital Holdings LLC.

Prospectus Supplement

Page

Summary	S-1
Risk Factors	S-4

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You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not, and the agents have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement may only be used where it is legal to sell these securities. We are not, and the agents are not, making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should only assume that the information in this prospectus supplement, the accompanying prospectus or any pricing supplement is accurate only as of their respective dates. You should only assume that any information incorporated by reference into this prospectus supplement, the accompanying prospectus or any pricing supplement is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus and any pricing supplement, you should rely on the information in the pricing supplement. If any statement in this prospectus supplement, the accompanying prospectus or any pricing supplement conflicts with any statement in a document incorporated by reference herein or therein, you should consider only the statement in the most recent document. You should read this prospectus supplement, the accompanying prospectus and any pricing supplement together with the additional information that is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Each reference in this prospectus supplement to “we,” “us,” “our,” “Discover” or “the Company” are to Discover Financial Services and its consolidated subsidiaries, unless the context requires otherwise.

ii

Summary

This section summarizes the legal and financial terms of the notes that are described in more detail in “Description of Notes” beginning on page S-10. Final terms of any particular notes will be determined at the time of sale and will be contained in the pricing supplement or a written communication from us or the agents relating to those notes. The terms in that pricing supplement may vary from and supersede the terms contained in this summary and in “Description of Notes.” In addition, you should read the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus, the applicable pricing supplement and any written communication to you by us or the agents.

Issuer	Discover Financial Services

Purchasing Agent	Incapital LLC

Lead Manager and Lead Agent	Incapital LLC

Agents	Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Wells Fargo Clearing Services, LLC

Title of Notes	Discover Financial Services InterNotes®

Amount	The notes will not contain any limitations on our ability to issue additional indebtedness in the form of these notes or otherwise.

Denominations	The notes will be issued and sold in denominations of $1,000 and multiples of $1,000 (unless otherwise specified in the applicable pricing supplement).

Status	The notes will be our direct unsecured obligations. Each pricing supplement will state whether the notes will be senior or subordinated debt. The senior notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The subordinated notes will be subordinated and junior in right of payment to all of our senior indebtedness and our other obligations that are not subordinated to our senior indebtedness as described in the subordinated indenture. See “Description of Notes—Subordination” on page S-23 of this prospectus supplement and “Description of Debt Securities—Subordination” on page 12 of the accompanying prospectus.

The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Holders of Subordinated Notes Have Limited Acceleration Rights	Payment of principal of our subordinated notes may not be accelerated if there is a default in the payment of principal, any premium, interest or other amounts or in the performance of any covenant or obligation under the subordinated indenture.

Maturities	Each note will mature on a day that is at least nine months but not more than sixty years from its date of original issuance, as specified in the applicable pricing supplement.

Interest	Each note will bear interest from its date of original issuance at a fixed rate (which may be zero if the note is issued at a discount from the principal amount due at maturity) or a floating rate. We also may issue notes with a rate of return, including principal, premium, if any, interest or other amounts payable, if any, that is determined by reference, either directly or indirectly, to the price, performance or levels of one or more securities, currencies or composite currencies, commodities, interest rates, inflation rates, stock indices or other indices or formulae.

Interest on each note will be payable either monthly, quarterly, semiannually or annually on each interest payment date and on the stated maturity date. Interest also will be paid on the date of redemption or repayment if a note is redeemed or repurchased prior to its stated maturity in accordance with its terms.

Interest on the notes will be computed on the bases specified in the section entitled “Description of Notes—Interest and Interest Rates” beginning on page S-12.

Principal	The principal amount of each note will be payable on its stated maturity date or upon earlier redemption or repayment at the corporate trust office of the paying agent or at any other place we may designate.

Redemption and Repayment	Unless otherwise specified in the applicable pricing supplement, a note will not be redeemable at our option or be repayable at the option of the holder prior to its stated maturity date. The notes will not be subject to any sinking fund.

Survivor’s Option	Specific notes may contain a provision permitting the optional repayment of those notes prior to stated maturity, if requested by the authorized representative of the beneficial owner of those notes within one year following the death of the beneficial owner of the notes, so long as the notes were owned by the beneficial owner or his or her estate at least six months prior to the request and certain documentation requirements are satisfied. This feature is referred to as a “Survivor’s Option.” Your notes will not be repaid in this manner unless the pricing supplement for your notes provides for the Survivor’s Option. The right to exercise the Survivor’s Option is subject to limits set by us on (1) the permitted dollar amount of total exercises by all holders of notes in any calendar year and (2) the permitted dollar amount of an individual exercise by a holder of a note in any calendar year. Additional details on the Survivor’s Option are described in the section entitled “Description of Notes—Survivor’s Option” on page S-21.

Sale and Clearance	We will sell notes in the United States only. Notes will be issued in book-entry only form through the facilities of The Depository Trust Company (“DTC”). We do not intend to issue notes in certificated form.

Trustee	The trustee for the senior notes and subordinated notes is U.S. Bank National Association, under a senior indenture dated as of June 12, 2007 and a subordinated indenture dated as of September 8, 2015.

Selling Group	The agents and dealers comprising the selling group are broker-dealers and securities firms. The agents, including the Purchasing Agent, have entered into a Selling Agent Agreement with us dated September 8, 2015. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. The agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and all other applicable laws and regulations. You may contact the Purchasing Agent at info@incapital.com for a list of selling group members.

Risk Factors	You should consider carefully all of the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any pricing supplement, in particular, the information set forth under the caption “Risk Factors” in this prospectus supplement and in the accompanying prospectus before making an investment in the notes.

Risk Factors

Investing in the notes involves risks. You should consider carefully the risks described below and all of the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any pricing supplement before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Notes Concerning Forward-Looking Statements” in the accompanying prospectus. The trading price of the notes may also be affected by the effects of these risks, macroeconomic trends and our financial results, as well as differences between our actual results and expectations.

Your decision to purchase the notes should be made only after carefully considering the suitability of the investment for you, in consultation with your own financial, legal, tax and other professional advisors. The notes are not an appropriate investment for you if you are not knowledgeable about the significant features of the notes or financial matters in general.

We are a holding company that conducts all of our business through subsidiaries. The debt and other liabilities of our subsidiaries will be effectively senior to the notes.

We conduct all of our business through our subsidiaries including Discover Bank, which represented 98.7% of our assets as of June 30, 2017. Our cash flow and, consequently, our ability to pay interest in cash and to service our debt, including the notes, are dependent to a certain extent upon the cash flow of our subsidiaries and the payment of funds to us by those subsidiaries in the form of loans, dividends or otherwise. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make cash available for that purpose. In addition, Discover Bank and many of our operating subsidiaries are highly regulated and may be subject to restrictions on their ability to pay dividends to us. These subsidiaries may use the earnings they generate, as well as their existing assets, to fulfil their own direct debt service requirements.

To the extent that any of our subsidiaries have outstanding indebtedness, the notes will effectively rank junior to such indebtedness and other liabilities, including deposits. As of June 30, 2017, excluding intercompany amounts, our subsidiaries had $79.2 billion of total indebtedness and other liabilities, including deposits.

The notes will be effectively subordinated to all of our existing and future secured debt and to the existing and future secured debt of our subsidiaries.

The notes are not secured by any of our assets or the assets of our subsidiaries. As a result, the indebtedness represented by the notes will effectively be subordinated to any secured indebtedness we or our subsidiaries may incur, to the extent of the value of the assets securing such indebtedness. As of June 30, 2017, we had no secured indebtedness and our subsidiaries had $16.7 billion of long-term secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a superior claim to the extent of their collateral. In the event of the dissolution, a winding up, liquidation or reorganization, or other bankruptcy proceeding of a subsidiary, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. If any of the foregoing occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

There are no covenants in the indentures governing the notes relating to our ability to incur future indebtedness or pay dividends and limited restrictions on our ability to engage in other activities, which could adversely affect our ability to pay our obligations under the notes.

Neither the senior indenture nor the subordinated indenture governing the notes contains any financial covenants. The indentures permit us and our subsidiaries to incur additional debt, including secured debt. Because the notes will be unsecured, in the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding us, whether voluntary or involuntary, the holders of our secured debt will be entitled to receive payment to the extent of the assets securing that debt before we can make any payment with respect to the notes. If any of the foregoing events occurs, we cannot assure you that we will have sufficient assets to pay amounts due on our debt and the notes. As a result, you may receive less than you are entitled to receive or recover nothing if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.

The indentures do not limit our subsidiaries’ ability to issue or repurchase securities, pay dividends or engage in transactions with affiliates. Our ability to use our funds for numerous purposes may limit the funds available to pay our obligations under the notes.

Our obligations under subordinated notes will be subordinated.

Contractual provisions in the subordinated indenture may prohibit us from making payments on the subordinated notes. The subordinated notes are unsecured and subordinate and junior in right of payment to the prior payment of all of our senior indebtedness (as defined in the subordinated indenture), to the extent and in the manner provided in the subordinated indenture. As of June 30, 2017, subordinated notes would have been subordinated to approximately $2.9 billion amount of senior indebtedness. In the event of our liquidation or insolvency, holders of our subordinated notes may recover less, ratably, than holders of our senior indebtedness and holders of our other obligations that are not subordinated to senior indebtedness. For additional information regarding the subordination provisions applicable to the subordinated notes, see “Description of Notes—Subordination” on page S-23 of this prospectus supplement and “Description of Debt Securities—Subordination” on page 12 of the accompanying prospectus.

Subordinated notes have limited acceleration rights.

Holders of subordinated notes may accelerate payment of their notes only upon occurrence of an event of default applicable to the subordinated notes. If you purchase the subordinated notes, you will have no right to accelerate the payment of principal of such subordinated notes if there is a default in the payment of principal, any premium, interest or other amounts or in the performance of any covenant or obligation under the subordinated indenture.

We may choose to redeem notes when prevailing interest rates are relatively low.

If your notes are redeemable at our option, we may choose to redeem your notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

Survivor’s Option may be limited in amount.

We will have a discretionary right to limit the aggregate principal amount of notes subject to the Survivor’s Option that may be exercised in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the outstanding principal amount of all Discover Financial Services InterNotes® outstanding as of the end of the most recent calendar year, as described in “Description of Notes—Survivor’s Option” on page S-21. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes subject to the Survivor’s Option that may be exercised in such calendar year on behalf of any individual deceased beneficial owner of notes. Accordingly, no assurance can be given that exercise of the Survivor’s Option for the desired amount will be permitted in any single calendar year.

We cannot assure that a trading market for your notes will ever develop or be maintained.

In evaluating the notes, you should assume that you will be holding the notes until their stated maturity. The notes are a new issue of securities with no established trading market. We cannot assure you that a trading market for your notes will ever develop, be liquid or be maintained. Many factors independent of our creditworthiness affect the trading market for and market value of your notes. Those factors include, without limitation:

•	the method of calculating the principal and interest for the notes;

•	the time remaining to the stated maturity of the notes;

•	the outstanding amount of the notes;

•	the redemption or repayment features of the notes; and

•	the level, direction and volatility of interest rates generally.

If a trading market does develop, there can be no assurance that it will continue or that it will be sufficiently liquid to allow you to resell your notes when you want or at a price that you wish to receive for your notes. The agents have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may discontinue making a market in the notes at any time without notice. We do not intend to apply for the listing of the notes on any securities exchange. There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

Interest rate risks may affect the value of the notes.

An investment in fixed-rate notes involves the risk that subsequent changes in market interest rates may adversely affect the value of the fixed-rate notes.

Floating-rate notes bear additional risks.

If your notes bear interest at a floating rate, there will be additional significant risks not associated with a conventional fixed-rate debt security. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of market volatility and other risks and their impact on the value of, or payments made on, your floating-rate notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

Holders of indexed notes are subject to important risks that are not associated with more conventional debt securities.

If you invest in indexed notes, you will be subject to significant additional risks not associated with conventional fixed-rate or floating-rate debt securities. These risks include the possibility that the particular index or indices or other reference asset may be subject to fluctuations, and the possibility that you will receive a lower, or no, amount of principal, premium or interest. In recent years, many securities, currencies, commodities, interest rates, inflation rates, indices and other reference assets have experienced significant volatility, and this volatility may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of market volatility and other risks and their impact on the value of, or payments made on, your indexed notes. Some of the additional risks that you should consider in connection with an investment in indexed notes are as follows:

•	Your yield may be less than the yield on a conventional debt security of comparable maturity. Due to the contingent nature of any payments on indexed notes, any yield on your investment in an indexed note (whether or not the principal amount is indexed) may be less than the overall return you would earn if you purchased a conventional fixed-rate or floating-rate debt security at the same time and with the same maturity date.

•	The existence of a multiplier or leverage factor may result in the loss of your principal and interest. Some indexed notes may have interest and principal payments that increase or decrease at a rate greater than the rate of a favorable or unfavorable movement in the indexed item. This is referred to as a multiplier or leverage factor. A multiplier or leverage factor in a principal or interest index will increase the risk that no principal or interest will be paid.

•	Payment on the indexed note prior to maturity may result in a reduced return on your investment. The terms of an indexed note may require that the indexed note be paid prior to its scheduled maturity date. That early payment could reduce your anticipated return. In addition, you may not be able to invest the funds you receive upon such payment in a new investment that yields a similar return.

•	Historical changes in an index or other reference asset may not be indicative of future changes. Changes in a reference asset that have occurred in the past are not necessarily indicative of the range of, or trends in, changes that may occur in the future. You should not rely on any historical changes or trends in the reference asset underlying an indexed note as an indicator of future changes. Fluctuations in a reference asset result from a variety of factors that we do not control and cannot predict. Such changes may impact the rate of interest payable and the return of principal on your indexed notes.

•	The U.S. federal income tax consequences of indexed notes may be uncertain. No statutory, judicial or administrative authority directly addresses the characterization for U.S. federal income tax purposes of some types of indexed notes. As a result, significant U.S. federal income tax consequences of an investment in those indexed notes are not certain. We are not requesting, and will not request in the future, a ruling from the Internal Revenue Service (the “IRS”) for any of the indexed notes we may offer, and we give no assurance that the IRS will agree with the statements made in this prospectus supplement or in the applicable pricing supplement. Please consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning the notes in your particular circumstances.

•	Your investment return may be less than a comparable direct investment in the applicable reference asset or in a fund that invests in that reference asset. A direct investment in the applicable reference asset or in a fund that invests in that reference asset would allow you to receive the full benefit of any appreciation in the price of the reference asset, as well as in any dividends or distributions paid on any shares of capital stock, if any, that constitute the reference asset. The notes may not provide you the same return.

Increased regulatory oversight, changes in the method pursuant to which the LIBOR rates are determined and potential phasing out of LIBOR after 2021 may adversely affect the value of the notes

In September 2012, the U.K. government published the results of its review of LIBOR (commonly referred to as the “Wheatley Review”). The Wheatley Review made a number of recommendations for changes with respect to LIBOR including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the British Bankers’ Association (the “BBA”) to an independent administrator, changes to the method of compilation of lending rates and new regulatory oversight and enforcement mechanisms for rate setting. Based on the Wheatley Review, final rules for the regulation and supervision of LIBOR by the Financial Conduct Authority (the “FCA”) were published and came into effect on April 2, 2013 (the “FCA Rules”). In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. In addition, in response to the Wheatley Review recommendations, ICE Benchmark Administration Limited (the “ICE Administration”) has been appointed as the independent LIBOR administrator, effective February 1, 2014. On July 27, 2017, the FCA announced that it will no longer persuade or compel banks to submit rates for the calculation of the LIBOR rates after 2021 (the “FCA Announcement”).

It is not possible to predict the effect of the FCA Rules, the FCA Announcement, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that will be enacted in the U.K. and elsewhere, which may adversely affect the trading market for LIBOR based securities or result in the phasing out of LIBOR as a reference rate for securities. In addition, any changes announced by the FCA, including the FCA Announcement, the ICE Administration or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur and to the extent that the value of your securities is affected by reported LIBOR rates, the level of interest payments and the value of the securities may be affected. Further, uncertainty as to the extent and manner in which the Wheatley Review recommendations will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR based securities and the value of the notes.

Our senior unsecured debt is rated below investment grade by one rating agency.

Our senior unsecured debt is currently rated below investment grade by Moody’s Investor Services (“Moody’s”). The credit rating of our senior unsecured debt is rated investment grade by both Standard & Poor’s (“S&P”) and Fitch Ratings (“Fitch”). There is no assurance that the credit rating of our senior unsecured debt will, in the case of S&P and Fitch, remain investment grade or, in the case of Moody’s, become investment grade in the future. Consequently, our senior unsecured debt may be subject to a higher risk of price volatility than similar, higher-rated securities, particularly in volatile markets. Additionally, any real or anticipated changes in the credit ratings assigned to our senior unsecured debt, or to our credit ratings generally, could adversely affect the trading price of our senior unsecured debt.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including our senior unsecured debt. In addition, ratings do not reflect market prices or suitability of a security for a particular investor, and any rating of our senior unsecured debt may not reflect all risks related to our business, or the structure or market value of our senior unsecured debt.

The subordinated notes will be rated below investment grade.

Our subordinated notes are currently rated below investment grade. There is no assurance that the credit rating of our subordinated notes will be upgraded or become investment grade in the future. Consequently, our subordinated notes may be subject to a higher risk of price volatility than similar, higher-rated securities, particularly in volatile markets. Additionally, any real or anticipated changes in the credit ratings assigned to our subordinated notes, or to our credit ratings generally, could adversely affect the trading price of our subordinated notes.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including our subordinated notes. In addition, ratings do not reflect market prices or suitability of a security for a particular investor, and any rating of our subordinated notes may not reflect all risks related to our business, or the structure or market value of our subordinated notes.

Description of Notes

The following description of the particular terms of the notes being offered supplements and, to the extent inconsistent with or to the extent otherwise specified in an applicable pricing supplement, replaces the description of the general terms and provisions of the debt securities set forth under the heading “Description of Debt Securities” in the accompanying prospectus. Unless otherwise specified in an applicable pricing supplement, the notes will have the terms described below (in the event of an inconsistency between the terms of this prospectus supplement and any pricing supplement for an issuance of notes, the terms of such pricing supplement shall govern with respect to such notes). Specific terms of the notes may also be contained in any written communication to you from us or the agents. Capitalized terms used but not defined below have the meanings given to them in the accompanying prospectus and in the applicable indenture relating to the notes.

The senior notes being offered by this prospectus supplement, the accompanying prospectus and the applicable pricing supplement will be issued under a senior indenture between us and U.S. Bank National Association, as trustee (the “senior trustee”), dated as of June 12, 2007 (the “senior indenture”). The subordinated notes being offered by this prospectus supplement, the accompanying prospectus and the applicable pricing supplement will be issued under a subordinated indenture between us and U.S. Bank National Association, as trustee (the “subordinated trustee”), dated as of September 8, 2015 (such indenture as supplemented from time to time, the “subordinated indenture”). We refer to the senior trustee and the subordinated trustee individually as a “trustee” and collectively as the “trustees.” The senior indenture and the subordinated indenture are more fully described in the accompanying prospectus. The indentures do not limit the aggregate amount of debt securities that may be issued under them and provide that the debt securities may be issued under it from time to time in one or more series. The following statements are summaries of the material provisions of the senior indenture, the subordinated indenture and the notes. These summaries do not purport to be complete and are qualified in their entirety by reference to the applicable indenture, including for the definitions of certain terms. The notes constitute a single series of debt securities for purposes of the applicable indenture.

We may issue notes that bear interest at a fixed rate described in the applicable pricing supplement. We refer to these notes as “fixed-rate notes.” We may issue notes that bear interest at a floating rate of interest determined by reference to one or more interest rate bases, or by reference to one or more interest rate formulae, described in the applicable pricing supplement. We refer to these notes as “floating-rate notes.” In some cases, the interest rate of a floating-rate note also may be adjusted by adding or subtracting a spread or by multiplying the interest rate by a spread multiplier. A floating-rate note also may be subject to a maximum interest rate limit, or ceiling, and/or a minimum interest rate limit, or floor, on the interest that may accrue during any interest period.

We also may issue notes that provide that the rate of return, including the principal, premium, if any, interest or other amounts payable, if any, is determined by reference, either directly or indirectly, to the price, performance or levels of one or more securities, currencies or composite currencies, commodities, interest rates, inflation rates, stock indices, or other indices or formulae, in each case as specified in the applicable pricing supplement. We refer to these notes as “indexed notes.”

Unless we identify a different calculation agent for any floating-rate notes or indexed notes in the applicable pricing supplement, U.S. Bank National Association will be the calculation agent for our floating rate and indexed notes. The calculation agent will be responsible for calculating the interest rate, reference rates, principal, premium, if any, interest or other amounts payable, if any, applicable to the floating-rate notes or indexed notes, as the case may be, and for certain other related matters. The calculation agent, at the request of the holder of any floating-rate note, will provide the interest rate then in effect and, if already determined, the interest rate that is to take effect on the next interest reset date, as described below, for the floating-rate note. We may replace any calculation agent or elect to act as the calculation agent for some or all of the notes, and the calculation agent also may resign.

Notes issued in accordance with this prospectus supplement, the accompanying prospectus, the applicable pricing supplement and any written communication from us or the agents will have the following general characteristics:

•	the notes will be our direct unsecured obligations that may be senior or subordinated;

•	the senior notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding and the subordinated notes will be subordinated and junior in right of payment to all of our senior indebtedness and other obligations that are not subordinated to our senior indebtedness as described in the subordinated indenture;

•	the notes may be offered from time to time by us through the Purchasing Agent and each note will mature on a day that is at least nine months but not more than sixty years from its date of original issuance;

•	each note will bear interest from its date of original issuance at a fixed rate, which may be zero in the case of certain discounted notes, or a floating rate, or the notes will have a rate of return, including principal, premium, if any, interest or other amounts payable, if any, that is determined by reference, either directly or indirectly, to the price, performance or levels of one or more securities, currencies or composite currencies, commodities, interests rates, inflation rates, stock indices or other indices or formulae;

•	the notes will not be subject to any sinking fund; and

•	the minimum denomination of the notes will be $1,000 (unless otherwise specified in the pricing supplement).

In addition, the pricing supplement and other written communication from us or the agents relating to each offering of notes will describe specific terms of the notes, including:

•	whether the note is a senior note or a subordinated note;

•	the price, which may be expressed as a percentage of the aggregate initial public offering price of the notes, at which the notes will be issued to the public;

•	the date on which the notes will be issued to the public;

•	the stated maturity date of the notes;

•	whether the note is a fixed-rate note, a floating-rate note or an indexed note;

•	the method of determining and paying interest, including any applicable interest rate basis or bases, any initial interest rate, any interest reset dates, any interest payment dates, any index maturity, and any maximum or minimum interest rate;

•	any spread or spread multiplier applicable to a floating-rate note or an indexed note;

•	the interest payment frequency;

•	the purchase price, Purchasing Agent’s discount and net proceeds to us;

•	whether the authorized representative of the holder of a beneficial interest in the note will have the right to seek repayment upon the death of the holder as described under “—Survivor’s Option” on page S-21;

•	if the notes may be redeemed at our option or repaid at the option of the holder prior to its stated maturity date, the provisions relating to any such redemption or repayment; and

•	any other significant terms of the notes not inconsistent with the provisions of the applicable indenture.

We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Payment of Principal and Interest

Payment of principal of and interest on beneficial interests in the notes will be made in accordance with the arrangements then in place between the paying agent and DTC and its participants as described under “Registration and Settlement—The Depository Trust Company” on page S-25. Payments in respect of any notes in certificated form will be made as described under “Registration and Settlement—Registration, Transfer and Payment of Certificated Notes” on page S-25.

Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at the note’s stated maturity or on the date of redemption or repayment if a note is redeemed or repaid prior to maturity. Interest is payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest due at a note’s stated maturity or on a date of redemption or repayment will be payable to the person to whom principal is payable.

In the event that any interest payment date, stated maturity date or date of earlier redemption or repayment for any fixed-rate note is not a business day, principal and/or interest on such fixed-rate note will be paid on the next succeeding business day; however, we will not pay any additional interest due to the delay in payment. If an interest payment date (other than the stated maturity date or date of earlier redemption or repayment) for any floating-rate note falls on a day that is not a business day, it will be postponed to the following business day and interest thereon will continue to accrue, except that, in the case of a LIBOR note (as defined below), if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the stated maturity date or date of earlier redemption or repayment for a floating-rate note falls on a day that is not a business day, we will make the payment of principal and interest on the next business day, without additional interest.

Unless we specify otherwise in the applicable pricing supplement, “business day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed. A “London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London, England.

We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon any payments on a note, including, without limitation, any withholding tax, is the responsibility of the holders of beneficial interests in the note in respect of which such payments are made.

Interest and Interest Rates

Fixed-Rate Notes

Each fixed-rate note will begin to accrue interest at a rate specified in the applicable pricing supplement on its issue date until its stated maturity date or earlier redemption or repayment, whichever comes first. The rate of interest may be zero in the case of certain notes issued at a discount from the principal amount due at maturity. The applicable pricing supplement will specify a fixed interest rate per year payable monthly, quarterly, semiannually or annually. Unless otherwise specified in the applicable pricing supplement, interest on the fixed-rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

If the rate of interest is zero for your fixed-rate notes, the applicable pricing supplement may specify the original issue discount and the information necessary to determine the accreted value. The accreted value will be (1) as of any date prior to the stated maturity, an amount equal to the sum of (A) the original issue price of your fixed-rate notes and (B) the portion of the excess of the principal amount of your fixed-rate notes over the original issue price that shall have been accreted from the original issue price on a daily basis and compounded annually on a date specified in the applicable pricing supplement, up to and including the stated maturity, at a rate that will be specified in the applicable pricing supplement from the original issue date, computed on the basis of the day count fraction set forth in your pricing supplement; and (2) as of any date on or after the stated maturity, the principal amount of your fixed-rate notes.

Unless otherwise specified in the applicable pricing supplement, interest on the fixed-rate notes will be paid as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the note was issued.
Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the note was issued.
Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the note was issued.
Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the note was issued.

The regular record date for any interest payment date for a fixed-rate note will be the fifteenth calendar day immediately preceding such interest payment date, except that the regular record date for interest due on any note’s stated maturity date or date of earlier redemption or repayment will be that particular date.

Interest on a fixed-rate note will generally be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding regular record date. However, if the date of original issuance of a fixed-rate note is between a regular record date and the corresponding interest payment date, the first interest payment will be made on the next succeeding interest payment date.

Floating-Rate Notes Interest Rate Bases

Each floating-rate note will have an interest rate basis or formula, which may be based on:

•	the federal funds rate, in which case the note will be a “federal funds rate note”;

•	the London interbank offered rate, in which case the note will be a “LIBOR note”;

•	the prime rate, in which case the note will be a “prime rate note”;

•	the treasury rate, in which case the note will be a “treasury rate note”; or

•	any other interest rate formula specified in the applicable pricing supplement.

The specific terms of each floating-rate note, including the initial interest rate in effect until the first interest reset date, will be specified in the applicable pricing supplement. Thereafter, the interest rate will be determined by reference to the specified interest rate basis or formula, plus or minus the spread, if any, or multiplied by the spread multiplier, if any. The “spread” is the number of basis points we specify on the floating-rate note to be added to or subtracted from the base rate. The “spread multiplier” is the percentage we specify on the floating-rate note by which the base rate is multiplied in order to calculate the applicable interest rate.

Interest Reset Dates. The interest rate of each floating-rate note may be reset daily, weekly, monthly, quarterly, semi-annually or annually, as we specify in the applicable pricing supplement. The interest rate in effect from the issue date to the first interest reset date for a floating-rate note will be the initial interest rate, as specified in the applicable pricing supplement. We refer to the period during which an interest rate is effective as an “interest period”, and the first day of each interest period as an “interest reset date.” The interest reset dates will be specified in the applicable pricing supplement.

If any interest reset date for any floating-rate note falls on a day that is not a business day for the floating-rate note, the interest reset date for the floating-rate note will be the next day that is a business day for the floating-rate note. However, in the case of a LIBOR note, if the next business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

Interest Determination Dates. Unless otherwise specified in the applicable pricing supplement, the interest determination date for an interest reset date will be:

•	for a federal funds rate note or a prime rate note, the business day immediately preceding the interest reset date;

•	for a LIBOR note, the second London Banking Day immediately preceding the interest reset date;

•	for a treasury rate note, the day of the week in which the interest reset date falls on which Treasury bills, as defined below, of the applicable index maturity would normally be auctioned; and

•	for a floating-rate note for which the interest rate is determined by reference to two or more base rates, the interest determination date will be the most recent business day that is at least two business days prior to the applicable interest reset date for the floating-rate note on which each applicable base rate is determinable.

The “index maturity” is the period to maturity of the instrument for which the interest rate basis is calculated.

Treasury bills usually are sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction usually is held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is held on the preceding Friday, that preceding Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. The treasury rate will be determined as of that date, and the applicable interest rate will take effect on the applicable interest reset date.

Calculation Date. Unless otherwise specified in the applicable pricing supplement, the calculation date for any interest determination date will be the date by which the calculation agent computes the amount of interest owed on a floating-rate note for the related interest period. Unless otherwise specified in the applicable pricing supplement, the calculation date will be the earlier of:

(1)	the tenth calendar day after the related interest determination date or, if that day is not a business day, the next succeeding business day, or

(2)	the business day immediately preceding the applicable interest payment date, the maturity date or the redemption or prepayment date, as the case may be.

Interest Payments. Except as provided below and unless otherwise specified in the applicable pricing supplement, interest on floating-rate notes will be payable, in the case of floating-rate notes with an interest reset date that resets:

•	daily, weekly or monthly—on a date that occurs in each month, as specified in the applicable pricing supplement;

•	quarterly—on a date that occurs in each third month, as specified in the applicable pricing supplement;

•	semi-annually—on a date that occurs in each of two months of each year, as specified in the applicable pricing supplement; and

•	annually—on a date that occurs in one month of each year, as specified in the applicable pricing supplement.

Interest on a floating-rate note will generally be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding regular record date. However, if the date of original issuance of a floating-rate note is between a regular record date and the corresponding interest payment date, the first interest payment will be made on the next succeeding interest payment date. The regular record date for any interest payment date for a floating-rate note will be the fifteenth calendar day immediately preceding such interest payment date (whether or not a business day), except that the regular record date for interest due on any note’s stated maturity date or date of earlier redemption or repayment will be that particular date.

For each floating-rate note, the calculation agent will determine the interest rate for the applicable interest period and will calculate the amount of interest accrued during each interest period. Accrued interest on a floating-rate note is calculated by multiplying the principal amount of a note by an accrued interest factor. This accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless we specify otherwise in the applicable pricing supplement, the accrued interest factor will be computed and interest will be paid (including payments for partial periods) as follows:

•	for federal funds rate notes, LIBOR notes, prime rate notes or any other floating-rate notes other than treasury rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 360; and

•	for treasury rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 365 or 366, as applicable.

All dollar amounts used in or resulting from any calculation on floating-rate notes will be rounded to the nearest cent, with one-half cent being rounded upward. Unless we specify otherwise in the applicable pricing supplement, all percentages resulting from any calculation with respect to a floating-rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655).

The calculation agent, upon the request of the holder of any floating-rate note, will provide the interest rate then in effect and, if different, the interest rate that will become effective on the next interest reset date as a result of a determination made on the most recent interest determination date with respect to the floating-rate note.

LIBOR Notes. Each LIBOR note will bear interest at the LIBOR base rate, adjusted by any spread or spread multiplier, as specified in the applicable pricing supplement. The LIBOR base rate will be the London interbank offered rate for deposits in U.S. dollars, as specified in the applicable pricing supplement. Except as provided below, LIBOR for each interest period will be calculated on the interest determination date for the related interest reset date.

As determined by the calculation agent, LIBOR for any interest determination date will be the average of the offered rates for deposits in U.S. dollars having the index maturity described in the applicable pricing supplement commencing on the related interest reset date, as the rates appear on the designated LIBOR Reuters page as of 11:00 A.M., London time, on that interest determination date, if at least two offered rates appear on the designated LIBOR Reuters page, except that, if the designated LIBOR Reuters page by its terms only provides for a single rate, that single rate will be used. The “designated LIBOR Reuters page” means the display on Reuters, or any successor service, on Reuters Screen LIBOR01 Page (or any other page as may replace such page on that service for the purpose of displaying the London interbank offered rates of major banks for U.S. dollars).

If fewer than two of the rates described above appear on that page or no rate appears on any page on which only one rate normally appears, then the calculation agent will determine LIBOR as follows:

•	We will select four major banks in the London interbank market, which may include our affiliates or affiliates of the agents. On the interest determination date, those four banks will be requested to provide their offered quotations for deposits in U.S. dollars having an index maturity specified in the applicable pricing supplement commencing on the interest reset date to prime banks in the London interbank market at approximately 11:00 A.M., London time.

•	If at least two quotations are provided, the calculation agent will determine LIBOR as the arithmetic mean of those quotations.

•	If fewer than two quotations are provided, we will select three major banks in New York City, which may include our affiliates or affiliates of the agents. On the interest determination date, those three banks will be requested to provide their offered quotations for loans in U.S. dollars having an index maturity specified in the applicable pricing supplement commencing on the interest reset date to leading European banks at approximately 11:00 A.M., New York City time. The calculation agent will determine LIBOR as the arithmetic mean of those quotations.

•	If fewer than three New York City banks selected by us are quoting rates, LIBOR for that interest reset period will remain LIBOR then in effect on the interest determination date.

Treasury Rate Notes. Each treasury rate note will bear interest at the treasury rate plus or minus any spread and multiplied by any spread multiplier described in the applicable pricing supplement. Except as provided below, the treasury rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The “treasury rate” for any interest determination date is the rate from the most recent auction of direct obligations of the United States (“Treasury bills”) having the index maturity described in the applicable pricing supplement, as it appears under the caption “INVEST RATE” on either Reuters Screen USAUCTION10 Page or Reuters Screen USAUCTION11 Page or such other page that may replace that page on that service or a successor service.

If the rate cannot be determined as described above, the treasury rate will be determined as follows:

(1) If by 3:00 P.M., New York City time, on the related calculation date, Treasury bills of the index maturity described in the applicable pricing supplement have been auctioned on an interest determination date during that interest reset period, but the rate for such interest determination date does not appear under the caption “INVEST RATE” as described above, the treasury rate will be the auction average rate for such Treasury bills (expressed as a bond equivalent, on the basis of a year of 365 or 366 days as applicable, and applied on a daily basis) for such auction as otherwise announced by the U.S. Department of the Treasury.

(2) If the results of the auction of Treasury bills are not so published by 3:00 p.m., New York City time, on the interest determination date, or if no such auction is held in the five business days preceding such interest determination date, then the treasury rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such interest determination date of such Treasury bills having the specified Index Maturity as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/ (secondary market).”

(3) If such rate is not so published in H.15(519) by 3:00 p.m., New York City time, on the related interest determination date, the rate on such interest determination date of such Treasury bills will be as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/(secondary market).”

(4) If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the treasury rate will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the interest determination date, of three leading primary U.S. government securities dealers in the City of New York selected by the calculation agent for the issue of Treasury bills with a remaining maturity closest to the specified index maturity.

(5) If fewer than three dealers are providing quotes, the rate for that interest determination date will be the same as the rate used in the prior interest reset period.

The bond equivalent yield will be calculated using the following formula:

Bond equivalent yield =	D x N	X 100
360–(D x M)

where “D” refers to the per annum rate for the security, quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the website of the Board of Governors of the Federal Reserve System at www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Federal Funds Rate Notes. Each federal funds rate note will bear interest at the federal funds rate plus or minus any spread and multiplied by any spread multiplier described in the applicable pricing supplement. Except as provided below, the federal funds rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The “federal funds rate” for any interest determination date is the rate on that date for federal funds, as published in H.15(519) prior to 11:00 A.M., New York City time, on the calculation date for that interest determination date under the heading “Federal Funds (Effective)” and displayed on Reuters, or any successor service, on Reuters Screen FEDFUNDS1 Page or any other page that may replace the specified page on that service (“Reuters Page FEDFUNDS1”).

The following procedures will be followed if the federal funds rate cannot be determined as described above:

•	If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date or does not appear on Reuters Page FEDFUNDS1, the federal funds rate will be the rate on that interest determination date, as published in H.15 Daily Update, or any other recognized electronic source for the purposes of displaying the applicable rate, under the caption “Federal Funds (Effective).”

•	If the rate described above does not appear on Reuters Page FEDFUNDS1 or is not published in H.15(519) or H.15 Daily Update by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds quoted, as of 9:00 A.M., New York City time, on the business day following such interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent (after consultation with us).

•	If the brokers selected by the calculation agent are quoting as described above, the federal funds rate for that interest determination date will be the same rate used in the prior interest reset period.

Prime Rate Notes. Each prime rate note will bear interest at the prime rate plus or minus any spread and multiplied by any spread multiplier described in the applicable pricing supplement. Except as provided below, the prime rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The “prime rate” for any interest determination date is the prime rate or base lending rate on that date, as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date for that interest determination date under the heading “Bank Prime Loan.”

The following procedures will be followed if the prime rate cannot be determined as described above:

•	If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date, then the prime rate will be the rate as published in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan.”

•	If the rate described above is not published in H.15(519) or H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates publicly announced by each bank that appears on the Reuters screen USPRIME1, as defined below, as that bank’s prime rate or base lending rate as in effect on that interest determination date.

•	If fewer than four rates appear on the Reuters screen USPRIME1, the Prime Rate will be the arithmetic mean of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by four major money center banks in The City of New York selected by the calculation agent (after consultation with us).

•	If fewer than two rates appear, the Prime Rate will be determined based on the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, as selected by the calculation agent (after consultation with us).

•	If the banks selected by the calculation agent are not quoting as described above, the prime rate for the interest determination date will be the same as the rate used for the prior interest reset period.

“Reuters screen USPRIME1” means the display designated as page “USPRIME1” on the Reuters Money 3000 Xtra (or any other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks).

Indexed Notes

We may issue indexed notes, in which the amount of principal, premium, if any, interest, or other amounts payable, if any, is determined by reference, either directly or indirectly, to the price, performance or levels of one or more:

•	securities;

•	currencies or composite currencies;

•	commodities;

•	exchange rates;

•	interest rates;

•	inflation rates;

•	stock indices; or

•	other indices or formulae;

in each case as specified in the applicable pricing supplement. In this prospectus supplement, we may refer to these as “reference assets.”

Holders of some types of indexed notes may receive a principal amount at maturity that is greater than or less than the face amount of the notes, depending upon the relative value at maturity of the reference asset or underlying obligation. The value of the applicable index will fluctuate over time.

We will provide the method for determining the principal, premium, if any, interest, or other amounts payable, if any, in respect of that indexed note, certain historical information with respect to the specified index or indexed items and specific risk factors relating to that particular type of indexed note in the applicable pricing supplement. The applicable pricing supplement also will describe the tax considerations associated with an investment in the indexed notes if they differ from those described in the section entitled “United States Federal Tax Considerations” beginning on page S-27.

Upon the request of the holder of an indexed note, the calculation agent will provide, if applicable, the current index, principal, premium, if any, rate of interest, interest payable, or other amounts payable, if any, in connection with the indexed note.

An indexed note may provide either for cash settlement or for physical settlement by delivery of the indexed security or securities, or other securities of the types listed above. An indexed note also may provide that the form of settlement may be determined at our option or the holder’s option. Some indexed notes may be exchangeable prior to maturity, at our option or the holder’s option, for the related securities.

Redemption and Repayment

Unless we otherwise provide in the applicable pricing supplement, a note will not be redeemable or repayable prior to its stated maturity date. Subordinated notes may not be redeemable or repayable prior to maturity without the requisite prior approvals, if any, from applicable regulators. See “—Subordinated Notes Intended to Qualify as Tier 2 Capital.”

If the pricing supplement states that the note will be redeemable at our option prior to its stated maturity date, then on such date or dates specified in the pricing supplement, we may redeem those notes at our option either in whole or from time to time in part, upon not less than 10 nor more than 30 days’ written notice to the holder of those notes.

If the pricing supplement states that your note will be repayable at your option prior to its stated maturity date, we will require receipt of notice of the request for repayment at least 10 but not more than 60 days prior to the date or dates specified in the pricing supplement. We also must receive the completed form entitled “Option to Elect Repayment.” Exercise of the repayment option by the holder of a note is irrevocable. In addition, we will not permit you to exercise the repayment option except in principal amounts of $1,000 and multiples of $1,000.

Since the notes will be represented by a global note, DTC or its nominee will be treated as the holder of the notes; therefore DTC or its nominee will be the only entity that receives notices of redemption of notes from us, in the case of our redemption of notes, and will be the only entity that can exercise the right to repayment of notes, in the case of optional repayment. See “Registration and Settlement” on page S-25.

To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of the interest in that note must instruct the broker or other direct or indirect participant through which it holds the beneficial interest to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

The redemption or repayment of a note normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the applicable pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus unpaid interest accrued to the date or dates of redemption or repayment.

We may at any time purchase notes at any price or prices in the open market or otherwise. We may also purchase notes otherwise tendered for repayment by a holder or tendered by a holder’s duly authorized representative through exercise of the Survivor’s Option described below. If we purchase the notes in this manner, we have the discretion to either hold, resell or surrender the notes to the trustee for cancellation.

Subordinated Notes Intended to Qualify as Tier 2 Capital

The subordinated notes are intended to qualify as Tier 2 capital under the capital rules established by the Board of Governors of the Federal Reserve for bank holding companies that became effective for us on January 1, 2015. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the subordinated notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated to depositors and general creditors, which, in our case, will be to the holders of our senior indebtedness;

•	not contain provisions permitting the holders of the notes to accelerate payment of principal prior to maturity except in the event of dissolution, winding-up, liquidation or reorganization or similar proceeding of the institution; and

•	not contain provisions permitting the institution to redeem or repurchase the subordinated notes prior to the date that is five years after issuance, except upon the occurrence of the following certain special events, but in each case, only with the prior approval of the Board of Governors of the Federal Reserve System:

•	a change or prospective change in law occurs that precludes the subordinated notes from being recognized as Tier 2 capital for regulatory capital purposes;

•	a change or prospective change in law occurs that could prevent us from deducting interest payable on the subordinated notes for U.S. federal income tax purposes; or

•	we are required to register as an investment company pursuant to the Investment Company Act of 1940, as amended; and

•	unless the Board of Governors of the Federal Reserve System authorizes us to do otherwise in writing, not be redeemed prior to the stated maturity date unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Board of Governors of the Federal Reserve System that following redemption, we will continue to hold capital commensurate with our risk.

Survivor’s Option

The “Survivor’s Option” is a provision in a note pursuant to which we agree to repay that note, if requested by the authorized representative of the beneficial owner of that note, following the death of the beneficial owner of the note, so long as the note was owned by that beneficial owner or the estate of that beneficial owner at least six months prior to the request and certain documentation requirements are satisfied. The pricing supplement relating to each offering of notes will state whether the Survivor’s Option applies to those notes. We will not issue any subordinated notes with a Survivor’s Option provision.

If a note is entitled to a Survivor’s Option, upon the valid exercise of the Survivor’s Option and the proper tender of that note for repayment, we will repay that note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner’s interest in that note plus unpaid interest accrued to the date of repayment.

To be valid, within one year of the date of death of the deceased beneficial owner, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note so held will be subject to repayment by us upon request. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased holder’s spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the note.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor’s Option, regardless of whether that beneficial owner was the registered holder of that note, if entitlement to those interests can be established to the satisfaction of the trustee and us. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable note during his or her lifetime.

We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option shall be accepted by us from authorized representatives of all deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all Discover Financial Services InterNotes® outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes as to which exercises of the Survivor’s Option shall be accepted by us from the authorized representative of any individual deceased beneficial owner of notes in such calendar year. In addition, we will not permit the exercise of the Survivor’s Option except in principal amounts of $1,000 and multiples of $1,000 and, in the event that the limitations described in this paragraph would result in the partial repayment of any Note, the principal amount of such Note remaining outstanding after repayment must be at least $1,000.

An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. Each election to exercise the Survivor’s Option will be accepted in the order that elections are received by the trustee, except for any note the acceptance of which would contravene any of the limitations described in the preceding paragraph. Notes accepted for repayment through the exercise of the Survivor’s Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. Each tendered note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor’s Option is not accepted, the trustee will deliver a notice by first-class mail to the authorized representative of the deceased beneficial owner that states the reason that note has not been accepted for repayment.

With respect to notes represented by a global note, DTC or its nominee is treated as the holder of the notes and will be the only entity that can exercise the Survivor’s Option for such notes. To obtain repayment pursuant to exercise of the Survivor’s Option for a note, the deceased beneficial owner’s authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner within one year of the date of death of the beneficial owner:

•	a written instruction to such broker or other entity to notify DTC of the authorized representative’s desire to obtain repayment pursuant to exercise of the Survivor’s Option;

•	appropriate evidence satisfactory to the trustee and us (a) that the deceased was the beneficial owner of the note at the time of death and his or her interest in the note was owned by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment, (b) that the death of the beneficial owner has occurred, (c) of the date of death if the beneficial owner, and (d) that the representative has authority to act on behalf of the beneficial owner;

•	if the interest in the note is held by a nominee of the deceased beneficial owner, a certificate or letter satisfactory to the trustee and us from the nominee attesting to the deceased’s beneficial ownership of such note;

•	a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•	if applicable, a properly executed assignment or endorsement;

•	tax waivers and any other instruments or documents that the trustee and we reasonably require in order to establish the validity of the beneficial ownership of the note and the claimant’s entitlement to payment; and

•	any additional information the trustee or we reasonably require to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the note.

In turn, the broker or other entity will deliver each of these items to the trustee, together with evidence satisfactory to the trustee from the broker or other entity stating that it represents the deceased beneficial owner.

We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option applicable to the notes will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor’s Option will be determined by us, in our sole discretion, which determination will be final and binding on all parties. For the avoidance of doubt, we also retain the right to reject in our sole discretion any exercise of the Survivor’s Option where the deceased held no or only a minimal beneficial ownership interest in the notes and entered into arrangements with third parties in relation to the notes prior to death for the purpose of permitting or attempting to permit those third parties to directly or indirectly benefit from the exercise of the Survivor’s Option.

The broker or other entity will be responsible for disbursing payments received from the trustee to the authorized representative. See “Registration and Settlement” on page S-25.

If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders or beneficial owners thereof.

Subordination

The subordinated indenture provides that the subordinated notes will be subordinated and junior in right of payment to the prior payment in full of all of our senior indebtedness, in accordance with the terms therein.

Our subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated notes, but subordinate to our other obligations. Our senior debt securities issued under the senior indenture (including senior notes) will constitute senior indebtedness under our subordinated indenture.

The term “senior indebtedness” means:

(1) all of Discover Financial Services’ obligations for borrowed or purchased money;

(2) all of Discover Financial Services’ obligations arising from off-balance sheet guarantees and direct credit substitutes;

(3) all of Discover Financial Services’ capital lease obligations;

(4) all of Discover Financial Services’ obligations issued or assumed as the deferred purchase price of property, all of its conditional sale obligations and all of its obligations under any conditional sale or title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

(5) all of Discover Financial Services’ obligations, contingent or otherwise, in respect of any letters of credit, banker’s acceptances, security purchase facilities or similar credit transactions;

(6) all of Discover Financial Services’ obligations associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements;

(7) all of Discover Financial Services’ obligations of the type referred to in clauses (1) through (6) above of other persons for the payment of which Discover Financial Services is responsible or liable as obligor, guarantor or otherwise; and

(8) all of Discover Financial Services’ obligations of the type referred to in clauses (1) through (7) above of other persons secured by any lien on any of its property or assets, whether or not such obligation is assumed by Discover Financial Services, in each case, whether outstanding on the date the subordinated indenture became effective, or created, assumed or incurred after that date, except for:

(a) the subordinated notes; and

(b) any other debt securities issued under the subordinated indenture and any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with, the subordinated notes and the issuance of which (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of Chicago or the staff of the Board of Governors of the Federal Reserve System or (y) does not at the time of issuance prevent the subordinated notes from qualifying for Tier 2 capital treatment (irrespective of any limits on the amount of the Company’s Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System.

For more information, see “Description of Debt Securities—Subordination” in the accompanying prospectus.

Reports to the Subordinated Trustee

Under the subordinated indenture, we are required to file with the subordinated trustee, within 15 days after we actually file the same with the Securities and Exchange Commission (“SEC”), copies of the annual reports and of the information, documents, and other reports that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act of 1939, as amended.

Registration and Settlement

The Depository Trust Company

All of the notes we offer will be issued in book-entry only form. This means that we will not issue certificates for notes, except in the limited case described below. Instead, we will issue global notes in registered form. Each global note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represented by a global note evidences a beneficial interest in that global note.

Beneficial interests in a global note will be shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants’ books acting on behalf of beneficial owners.

So long as DTC or its nominee is the registered holder of a global note, DTC or its nominee, as the case may be, will be the sole holder and owner of the notes represented thereby for all purposes, including payment of principal and interest, under the applicable indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes and will not be considered the holder of the notes for any purpose under the applicable indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your beneficial interest in a note in order to exercise any rights of a holder of a note under the applicable indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

Each global note representing notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global notes or we become aware that DTC has ceased to be a clearing agency registered under the Exchange Act and, in any such case we fail to appoint a successor to DTC within 90 calendar days or (2) subject to the procedures of DTC, we determine at any time that the notes shall no longer be represented by global notes, in which case we will inform DTC of such determination, who will, in turn, notify participants of their right to withdraw their notes from DTC. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global note representing the notes.

The following is based on information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC Rules applicable to participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Registration, Transfer and Payment of Certificated Notes

If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent designated and maintained by us. We have initially designated U.S. Bank National Association to act in those capacities for the notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time, we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any notes at any time.

We will not be required to: (1) issue, register the transfer of or exchange any note to be redeemed for a period of 15 calendar days preceding the first publication of the relevant notice of redemption, or if registered notes are outstanding and there is no publication, the mailing of the relevant notice of redemption; (2) exchange or register the transfer of any note that was selected for redemption, in whole or in part, except the unredeemed portion of any such notes being redeemed in part; (3) exchange any unregistered notes selected for redemption except that such unregistered notes may be exchanged for registered notes of like tenor, provided that such registered notes shall be simultaneously surrendered for redemption; or (4) register the transfer of or exchange any notes surrendered for optional repayment, in whole or in part.

We will pay principal of and interest on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note by check on any interest payment date other than at stated maturity or upon earlier redemption or repayment to the person in whose name the note is registered at the close of business on the regular record date for that payment. We will pay principal and interest at stated maturity or upon earlier redemption or repayment in same-day funds against presentation and surrender of the applicable notes.

United States Federal Tax Considerations

The following discussion summarizes the material U.S. federal income tax considerations that may be relevant to you if you invest in notes. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to you, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. For example, except as discussed under “—Non-U.S. Holders” and “—Information Reporting and Backup Withholding,” the discussion generally applies to you only if you are an individual who is a citizen or resident of the United States that is a cash basis taxpayer (a “U.S. holder”). This summary deals only with U.S. holders that hold notes as capital assets and purchase notes as part of the initial distribution at their issue price. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a person that: (i) is not an individual; (ii) uses the accrual method of tax accounting; (iii) elects mark to market treatment; (iv) holds notes as a hedge or as a position in a “straddle,” conversion or other integrated transaction; (v) is a former citizen or resident of the United States; or (vi) has a “functional currency” other than the U.S. dollar.

This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary describes only tax considerations relating to fixed or floating-rate notes issued at par or with no more than a “de minimis” amount of discount. This summary also describes only tax considerations relating to notes that are treated as debt for U.S. federal income tax purposes. Unless otherwise specified in the applicable pricing supplement with respect to a particular issuance of notes, we intend to treat each note as debt for U.S. federal income tax purposes, and by purchasing any such note you agree to such treatment and further agree not to take any contrary position for U.S. federal income tax purposes. Any additional tax considerations relevant to a particular issuance of notes will be described in the applicable pricing supplement. You should consult your tax advisor about the tax consequences of purchasing or holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the tax consequences to you under state, local or other tax laws.

Payments of Interest

Payments of interest on a note will be taxable to you as ordinary interest income at the time that you receive such amounts.

Notes that pay interest annually that are issued between a regular record date and the corresponding interest payment date will have an initial payment period that is longer than one year. Such notes will have original issue discount for U.S. federal income tax purposes. Additional tax considerations relating to any such notes, or any other notes that have original issue discount, will be set forth in the applicable pricing supplement.

Sale and Retirement of Notes

When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued and unpaid interest, which will be taxable to you as ordinary interest income) and your tax basis in the note. Your tax basis in a note generally will equal the cost of the note to you.

Except as discussed below with respect to short-term notes (as defined below), the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by you generally will be subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Short-Term Notes

Special U.S. federal income tax rules will apply to notes with maturities of one year or less (“short-term notes”). Those rules provide that payments on a short-term note give rise to “original issue discount” that generally is not required to be included in income prior to the maturity or disposition of a short-term note. Thus, if a short-term note provides for a single interest payment at maturity, you will be required to include that payment as ordinary income upon maturity of the note. In addition, you will be required to treat any gain realized on a sale, exchange or retirement of a short-term note, or a payment on the note received prior to maturity, as ordinary income to the extent such amount does not exceed the interest accrued during the period you held the note.

You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the note matures or upon an earlier disposition in a taxable transaction. However, you may elect to accrue interest in gross income on a current basis and avoid the limitation on the deductibility of interest described above.

Indexed Notes and Other Notes Providing for Contingent Payments

Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). Contingent debt obligations are generally subject to rules that require accrual of interest income on a constant-yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the relevant pricing supplement.

Non-U.S. Holders

If you are a non-resident alien individual that is the beneficial owner of the notes (a “non-U.S. holder”), the interest income that you derive in respect of the notes generally will be exempt from United States federal withholding tax. This exemption will apply to you provided that:

•	you do not actually or constructively own 10% or more of the combined voting power of all classes of our stock and you are not a controlled foreign corporation that is related, directly or indirectly to us through stock ownership;

•	you are not a bank that is described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	you are not a controlled foreign corporation within the meaning of the Code that is related to the Company through stock ownership; and

•	you provide a statement (generally, an IRS Form W-8BEN, W-8BEN-E or a substitute therefor or successor thereto) signed under penalties of perjury that includes your name and address and certifies that you are a non-U.S. holder in compliance with applicable requirements (or satisfy certain documentary evidence requirements for establishing that you are a non-U.S. holder).

Notwithstanding the foregoing, under Section 1471 through 1474 of the Code and the Treasury regulations thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”), you may be subject to U.S. withholding tax with respect to payments of interest, and payments of principal made after December 31, 2018, unless (x) if you (or any foreign intermediary through which you hold notes) are not a “foreign financial institution” (as defined below), you (or any such foreign intermediary through which you hold notes) have provided any required information with respect to your direct and indirect U.S. owners, if any; and (y) if you (or any intermediary through which you hold notes) are a “foreign financial institution” (as defined below), you (and all such foreign intermediaries through which you hold notes) are “FATCA compliant,” as described below.

If you are a non-U.S. holder, any gain you realize on a sale, exchange or other disposition of notes generally will be exempt from United States federal income tax, including withholding tax. This exemption will not apply to you if: (i) your gain is effectively connected with your conduct of a trade or business in the United States or (ii) you are an individual holder and are present in the United States for 183 days or more in the taxable year of the disposition and either your gain is attributable to an office or other fixed place of business that you maintain in the United States or you have a tax home in the United States. In addition, beginning January 1, 2019, the gross proceeds from a sale, exchange, redemption or other taxable disposition of a note may be subject to withholding tax under FATCA unless (x) if you (or any foreign intermediary through which you hold notes) are not a “foreign financial institution” (as defined below), you (or any such foreign intermediary through which you hold notes) have provided any required information with respect to your direct and indirect U.S. owners, if any; and (y) if you (or any intermediary through which you hold notes) are a “foreign financial institution” (as defined below), you (or any such foreign intermediary through which you hold notes) are “FATCA compliant,” as described below.

For the purpose of the preceding paragraphs, a “foreign financial institution” generally is a non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) as a substantial portion of its business, holds financial assets for the account of others, (iii) is an “investment entity,” (iv) is an insurance company that meets certain requirements or (v) is a holding company or treasury center for a group that includes an entity described in (i) through (iv). An “investment entity” is generally an entity (a) that primarily conducts as a business on behalf of customers: trading in financial instruments; individual or collective portfolio management; or investing, administering, or managing funds, money, or certain financial assets on behalf of others, (b) the gross income of which is primarily attributable to investing, reinvesting, or trading in financial assets and is managed by a financial institution, or (c) that functions or holds itself out as mutual fund, hedge fund, or similar investment vehicle established with an investment strategy of investing, reinvesting, or trading in financial assets. A foreign financial institution will be “FATCA compliant” if it (x) has entered into an agreement with the U.S. government, pursuant to which it agrees, among other responsibilities, to collect and provide to the U.S. tax authorities information about its direct and indirect U.S. accountholders and investors (to the extent that an applicable intergovernmental agreement to implement FATCA (“IGA”) has not waived the requirement to enter into such an agreement); (y) has complied with the terms of an applicable IGA and has registered its status as compliant with such IGA with the U.S. government; or (z) otherwise has established an exemption.

United States federal estate tax will not apply to a note held by you if at the time of death you were not a citizen or resident of the United States, you did not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and payments of interest on the note would not have been effectively connected with the conduct by you of a trade or business in the United States.

For purposes of applying the rules set forth under this heading “Non-U.S. Holders” to a note held by an entity that is treated as fiscally transparent (for example, a partnership) for U.S. federal income tax purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

Information Reporting and Backup Withholding

A withholding agent must file information returns with the IRS in connection with payments made on the notes to certain U.S. holders. You may also be subject to information reporting with respect to the proceeds from a sale of the notes. If you are a U.S. holder, you generally will not be subject to United States backup withholding on such payments if you provide your taxpayer identification number to the withholding agent. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid backup withholding requirements. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these requirements. The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Certain ERISA Considerations

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, prohibit certain transactions (“prohibited transactions”) involving the assets of (i) an employee benefit plan that is subject to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) and (ii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clauses (i) and (ii) being referred to herein as a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan.

We, the Purchasing Agent, certain of the agents and certain of our or their respective affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if notes are acquired by or on behalf of a Plan unless the notes are acquired and held pursuant to an available exemption, of which there are many. In this regard the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions that may apply to the acquisition of the notes. These exemptions include transactions effected on behalf of a Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Governmental plans, certain church plans and non-U.S. plans are not subject to the prohibited transaction provisions of ERISA or the Code but may be subject to similar laws (“Similar Laws”). Fiduciaries of any such plans should consult with counsel before acquisition or ownership of the notes.

Because of the foregoing, the person making the decision to acquire and hold the notes on behalf of a Plan or a governmental, church or non-U.S. plan will be deemed, by purchasing the notes, to represent on behalf of itself and the plan that the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any applicable Similar Law.

In addition, the person making the decision to acquire and hold the notes on behalf of a Plan (a “Plan Fiduciary”), will be deemed to have represented and warranted that (1) neither we, nor the Purchasing Agent, nor any agent, nor any of our or their respective affiliates (the “Transaction Parties”) has provided or will provide advice with respect to the acquisition and holding of the notes by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a U.S. state or federal agency; (b) is an insurance carrier which is qualified under the laws of more than one U.S. state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203a of the Advisers Act, is registered as an investment adviser under the laws of the U.S. state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Exchange Act; or (e) has, and at all times that the Plan is invested in the notes will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in the notes in such capacity); (2) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of the notes; (3) the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition and holding of the notes; (4) none of the Transaction Parties has exercised any authority to cause the Plan to invest in the notes or to negotiate the terms of the Plan’s investment in the notes; (5) none of the Transaction Parties receives a fee or other compensation from the Plan or Plan Fiduciary for the provision of investment advice in connection with the Plan’s investment in the notes; and (6) the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition and holding of the notes; and (b) of the existence and nature of the Transaction Parties’ financial interests in the Plan’s acquisition and holding of the notes. The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. Section 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, the representations in this paragraph shall be deemed to be no longer in effect. None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition or holding of the notes by any Plan.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering the acquisition or ownership of the notes on behalf of, or with the assets of, any Plan, governmental plan, church plan or non-U.S. plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition or ownership of the notes.

Plan of Distribution

Under the terms of a Selling Agent Agreement dated September 8, 2015, as amended or supplemented from time to time, the notes will be offered from time to time by us to the Purchasing Agent for subsequent resale to the agents and other dealers who are broker-dealers and securities firms. The agents, including the Purchasing Agent, are parties to the Selling Agent Agreement and their obligations are subject to certain conditions. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. We also may appoint additional agents to sell the notes. Any sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. We expect that the Purchasing Agent will generally purchase the notes at a discount ranging from 0.30% to 3.15% of the non-discounted price for each note sold. However, we also may sell the notes to the Purchasing Agent at a discount greater than or less than the range specified above. The discount at which we sell the notes to the Purchasing Agent will be set forth in the applicable pricing supplement. The Purchasing Agent also may sell notes to dealers at a concession not in excess of the discount it received from us. In certain cases, the Purchasing Agent and the other agents and dealers may agree that the Purchasing Agent will retain the entire discount. We will disclose the particular arrangements in the applicable pricing supplement.

Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the Purchasing Agent. Unless otherwise specified in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes, the public offering price (in the case of notes to be resold at a fixed public offering price), discount and concession may be changed.

We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

Each agent, including the Purchasing Agent, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to any payments they may be required to make in respect of such liabilities. We also have agreed to reimburse the agents for certain expenses.

No note will have an established trading market when issued and unless otherwise specified in the applicable pricing supplement, we do not intend to apply for the listing of the notes on any securities exchange. The agents have advised us that from time to time they may purchase and sell notes in the secondary market. The agents are not obligated to make a market in the notes and may discontinue making a market in the notes at any time without notice. Neither we nor the agents can provide any assurance regarding the development, liquidity or maintenance of any trading market for any notes.

In connection with certain offerings of notes, the rules of the SEC permit the Purchasing Agent to engage in transactions that may stabilize the price of the notes. The Purchasing Agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the Purchasing Agent of a greater amount of notes than the amount the Purchasing Agent has agreed to purchase in connection with a specific offering of notes. Stabilizing transactions consist of certain bids or purchases made by the Purchasing Agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the Purchasing Agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the Purchasing Agent makes any representation that, once commenced, these transactions will not be discontinued without notice. The Purchasing Agent is not required to engage in these activities and may end any of these activities at any time.

The agents or dealers to or through which we may sell notes may engage in transactions with us and perform services for us in the ordinary course of business.

In addition, in the ordinary course of their business activities, the agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the agents or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereunder. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereunder. The agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Legal Matters

The validity of the notes offered by this prospectus supplement will be passed upon for us by Sidley Austin LLP, New York, New York. Certain legal matters in connection with the offering of the notes will be passed upon for the agents by Mayer Brown LLP, Chicago, Illinois.

PROSPECTUS

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

Warrants

Hybrid Securities Combining Elements of the Foregoing

This prospectus relates to senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, stock purchase contracts, stock purchase units, warrants and hybrid securities combining elements of the foregoing that we may sell from time to time in one or more transactions. This prospectus contains a general description of the securities that we may offer for sale. The specific terms of the securities will be contained in one or more supplements to this prospectus. This prospectus may not be used to offer and sell the securities unless accompanied by a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. Read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and the accompanying prospectus supplement, carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “DFS.” On June 25, 2015, the last reported sale price of our common stock on the New York Stock Exchange was $59.04 per share. You are urged to obtain current market quotations of the common stock. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth or will be calculable in the applicable prospectus supplement or other offering materials.

Investing in the securities involves risks. See “Risk Factors” on page 1 of this prospectus and in the accompanying prospectus supplement, in addition to the risk factors that are incorporated by reference into this prospectus and the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is June 26, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf process, we may from time to time offer and sell, in one or more offerings, the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. Please carefully read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement and issuer free writing prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This document may only be used where it is legal to sell these securities. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should only assume that the information in this prospectus, in any prospectus supplement or issuer free writing prospectus is accurate only as of their respective dates. You should only assume that any information incorporated by reference in this prospectus, any prospectus supplement or issuer free writing prospectus is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Each reference in this prospectus to “we,” “us,” “our,” “Discover” or “the Company” means Discover Financial Services and its consolidated subsidiaries, unless the context requires otherwise.

i

THE COMPANY

Discover Financial Services is a direct banking and payment services company. We were incorporated in Delaware in 1960. We are a bank holding company under the Bank Holding Company Act of 1956 and a financial holding company under the Gramm-Leach-Bliley Act, and therefore are subject to oversight, regulation and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). We provide direct banking products and services and payment services through our subsidiaries. We offer our customers credit cards loans, private student loans, personal loans, home loans, home equity loans and deposit products. We had $67.6 billion in loan receivables and $29.3 billion in deposits issued through direct-to-consumer channels and affinity relationships at March 31, 2015. We operate the Discover Network, the PULSE network (“PULSE”), and Diners Club International (“Diners Club”). The Discover Network processes transactions for Discover-branded credit cards and provides payment transaction processing and settlement services. PULSE operates an electronic funds transfer network, providing financial institutions issuing debit cards on the PULSE network with access to ATMs domestically and internationally, as well as point-of-sale (“POS”) terminals at retail locations throughout the U.S. for debit card transactions. Diners Club is a global payments network of licensees, which are generally financial institutions, that issue Diners Club branded charge cards and/or provide card acceptance services.

We manage our business activities in two segments: Direct Banking and Payment Services. Our Direct Banking segment includes consumer banking and lending products, specifically Discover-branded credit cards issued to individuals on the Discover Network and other consumer banking products and services, including private student loans, personal loans, home loans, home equity loans, prepaid cards and other consumer lending and deposit products. Our Payment Services segment includes PULSE, Diners Club and its Network Partners business, which provides payment transaction processing and settlement services on the Discover Network. This segment also includes the business operations of Diners Club Italy, which primarily consist of issuing Diners Club charge cards.

Our principal executive offices are located at 2500 Lake Cook Road, Riverwoods, Illinois 60015, and our telephone number is (224) 405-0900.

RISK FACTORS

Our business, and an investment in the securities, is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as updated by other SEC filings filed after such reports, as well as any risks described in any applicable prospectus supplement. Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks. The occurrence of any of these risks may cause you to lose all or part of your investment.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus and any related prospectus supplement, contain or will contain certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. You should not rely solely on the forward-looking statements, which are qualified in their entirety by reference to, and are accompanied by, the important factors described in our Annual Report on Form 10-K for the year ended December 31, 2014, including under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” as updated by our other SEC filings filed after such Annual Report, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. You should consider all uncertainties and risks contained in or incorporated by reference into this prospectus and any related prospectus supplement. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following:

•	changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment;

•	the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform, consumer financial services practices, anti-corruption and funding, capital and liquidity;

•	the actions and initiatives of current and potential competitors;

•	our ability to manage our expenses;

•	our ability to successfully achieve card acceptance across our networks and maintain relationships with network participants;

•	our ability to sustain and grow our private student loan and mortgage loan products;

•	losses as a result of mortgage loan repurchase and indemnification obligations to secondary market purchasers;

•	difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies;

•	our ability to manage our credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk;

•	the availability and cost of funding and capital;

•	access to deposit, securitization, equity, debt and credit markets;

•	the impact of rating agency actions;

•	the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices;

•	losses in our investment portfolio;

•	limits on our ability to pay dividends and repurchase our common stock;

•	limits on our ability to receive payments from our subsidiaries;

•	fraudulent activities or material security breaches of key systems;

•	our ability to remain organizationally effective;

•	our ability to increase or sustain Discover card usage or attract new customers;

•	our ability to maintain relationships with merchants;

•	the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events;

•	our ability to introduce new products or services;

•	our ability to manage our relationships with third-party vendors;

•	our ability to maintain current technology and integrate new and acquired systems;

•	our ability to collect amounts for disputed transactions from merchants and merchant acquirers;

•	our ability to attract and retain employees;

•	our ability to protect our reputation and our intellectual property; and

•	new lawsuits, investigations or similar matters or unanticipated developments related to current matters.

We routinely evaluate and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or our debt or equity securities.

The foregoing review of important factors should not be construed as exclusive and should be read in conjunction with the other cautionary statements that are included in or incorporated by reference into this prospectus and any related prospectus supplement. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. Except for any ongoing obligations to disclose material information as required under U.S. federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus and any related prospectus supplement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include: working capital needs, investments in, or extensions of credit to, our subsidiaries, possible repayment, repurchase or redemption of existing debt, expansion of existing businesses, possible acquisitions of businesses and possible investments in other business opportunities. Pending such use, we intend to invest the net proceeds in interest-bearing investment-grade securities.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

Our historical ratios of earnings to fixed charges and combined fixed charges and preferred stock dividends for the periods indicated are set forth in the table below. The ratio of earnings to fixed charges is computed by dividing (1) income before income tax expense, fixed charges and losses from unconsolidated investees by (2) total fixed charges. For purposes of computing these ratios, fixed charges are the sum of interest expense, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing (1) income before income tax expense, fixed charges and losses from unconsolidated investees by (2) total combined fixed charges and preferred stock dividends. For purposes of computing these ratios, combined fixed charges and preferred stock requirements are the sum of interest expense, amortized premiums, discounts and capitalized expenses related to indebtedness, an estimate of interest within rental expense and preference security dividend requirements.

	For the Three Months Ended		For the Calendar Years Ended December 31,		For the Fiscal Years Ended November 30,			For the One Month Ended December 31, 2012
	March 31, 2015	March 31, 2014	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	4.1x	4.8x	4.3x	4.4x	3.8x	3.4x	1.8x	3.6x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	3.9x	4.6x	4.1x	4.3x	3.8x	3.4x	1.8x	3.6x

GENERAL DESCRIPTION OF SECURITIES

We may offer under this prospectus: debt securities, common stock, preferred stock, depositary shares, stock purchase contracts, stock purchase units, warrants to purchase debt securities, common stock or preferred stock; or any combination of the foregoing, either individually or as units consisting of two or more securities.

The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement. In addition, if we offer securities as units, the terms of the units will be described in the applicable prospectus supplement. If the information contained in the prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities and subordinated debt securities under one of two separate indentures. Our senior debt securities are to be issued under a senior indenture, dated as of June 12, 2007, by and between Discover Financial Services and U.S. Bank National Association, as trustee, a copy of which is incorporated by reference into the registration statement, to which this prospectus forms a part, as an exhibit. Our subordinated debt securities are to be issued under a subordinated indenture, the form of which is attached to the registration statement, to which this prospectus forms a part, as an exhibit.

The senior debt securities and the subordinated debt securities are collectively referred to in this prospectus as the debt securities. The senior indenture and the subordinated indenture are referred to in this prospectus individually as the “Indenture” and collectively as the “Indentures.” The Indentures may be supplemented from time to time.

The following section is a summary of certain provisions of the Indentures. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indentures, including the definitions in the Indentures of certain terms. We encourage you to read the Indentures and our debt securities for provisions that may be important to you. Wherever this summary refers to particular sections or defined terms of an Indenture, it is intended that such sections or defined terms shall be incorporated into this prospectus by reference. All capitalized terms included in this summary shall have the same meanings specifically set forth in the applicable Indenture. In this section, “the Company,” “we,” “us,” “our” and similar words refer to Discover Financial Services and not any of its subsidiaries.

Our debt securities may be issued as part of a stock purchase unit. Stock purchase units are summarized in this prospectus under the heading “Description of Stock Purchase Contracts and Stock Purchase Units.”

General

The Indentures provide that the debt securities issuable thereunder shall be issuable in series. The aggregate principal amount of debt securities issuable under each Indenture is unlimited, and debt securities may be issued from time to time. The senior debt securities will be our direct unsecured obligations. The subordinated debt securities will be our direct unsecured obligations and will be subordinated to all of our senior debt as described below under the heading “Subordination.” The debt securities issued under the Indentures will be subordinate to all of our existing and future secured indebtedness and structurally subordinated to existing and future claims of creditors of our subsidiaries. Except as described below under the heading “Certain Covenants,” the Indentures do not limit other indebtedness or securities which may be incurred or issued by us or any of our subsidiaries or contain financial or similar restrictions on us or our subsidiaries.

The terms of each series of debt securities will be established by or pursuant to resolutions of our board of directors (and to the extent established other than in a board resolution, in an officer’s certificate detailing such establishment) or pursuant to a supplemental indenture. If we offer debt securities, we will prepare and distribute a prospectus supplement that describes the specific terms of such debt securities. We do not have to issue all of the debt securities of one series at the same time and, unless otherwise specified in a prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. The applicable prospectus supplement may provide the following terms of the debt securities being offered, if applicable:

•	the designation of the offered securities;

•	the aggregate principal amount and any limit upon the aggregate principal amount of the offered securities;

•	if other than U.S. dollars, the currency or currencies in which the offered securities are denominated;

•	the date or dates on which principal of the offered securities is payable;

•	the rate or rates at which the offered securities shall bear interest, if any, the date or dates from which such interest shall accrue, on which interest shall be payable and, in the case of registered securities, on which a record date shall be taken for determining holders to whom interest is payable and/or the method by which such rate or rates or date or dates shall be determined;

•	if other than the offices of the applicable Trustee, the place where the principal of and interest on the offered securities will be payable;

•	our right, if any, to redeem the offered securities, in whole or in part, at our option and the period or periods within which, the price or prices at which and any terms and conditions, including the notice period, upon which the offered securities may be so redeemed, pursuant to any sinking fund or otherwise;

•	our obligation, if any, to redeem, purchase or repay the offered securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which and the period or periods within which and any terms and conditions upon which the offered securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which the offered securities will be issuable;

•	if other than the principal amount of such offered security, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

•	if other than the coin or currency in which the offered securities are denominated, the coin or currency in which payment of the principal of or interest on the offered securities shall be payable;

•	if the principal of or interest on the offered securities are to be payable, at our election or a holder thereof, in a coin or currency other than that in which the offered securities are denominated, the period or periods within which, and the terms and conditions upon which, such election may be made;

•	if the amount of payments of principal of and interest on the offered securities may be determined with reference to an index based on a coin or currency other than that in which the offered securities are denominated, or with reference to any currencies, securities or baskets of securities, commodities or indices, the manner in which such amounts shall be determined;

•	if the holders of the offered securities may convert or exchange the offered securities into or for other of our or another entity’s securities or for other property (or the cash value thereof), the specific terms of and period during which such conversion or exchange may be made;

•	whether the offered securities shall be issued as registered securities, and if so whether such securities will be issuable in the form of a registered global security, or unregistered (with or without coupons) or any combination thereof;

•	whether the offered securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•	in the case of subordinated debt securities, provisions specifying the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated in right of payment to other series of subordinated debt securities or other indebtedness of the Company, as the case may be, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	any restrictions applicable to the offer, sale, transfer, exchange or delivery of unregistered or registered securities or the payment of interest thereon and, if applicable, the terms upon which unregistered securities may be exchanged for registered securities and vice versa;

•	whether and under what circumstances we will pay additional amounts on the offered securities held by a non-U.S. Person in respect of tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such securities rather than pay such additional amounts;

•	if the offered securities are to be issued in definitive form only upon the receipt of certain certificates or other documents or satisfaction of other conditions, the form and terms of such certificates, documents or conditions;

•	the identity of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the offered securities;

•	any other events of default or covenants with respect to the offered securities, including any additions to or changes in the events of default, covenants or acceleration provisions described in this prospectus or the Indentures; and

•	any other specific terms of the offered securities, including any which may modify, delete, supplement or add any provision of the Indentures as it applies to that series.

Certain Covenants

Negative Pledge. Unless otherwise provided in any series of debt securities, the senior indenture provides that we will not, and will not permit any of our subsidiaries to, create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance (except for Permitted Liens, as defined below) on:

•	the Voting Securities (defined below) of Discover Bank or any subsidiary succeeding to any substantial part of the business now conducted by Discover Bank; or

•	the Voting Securities of a subsidiary that owns, directly or indirectly, the voting securities of Discover Bank or any subsidiary succeeding to any substantial part of the business now conducted by Discover Bank, other than directors’ qualifying shares, in either case without making effective provisions so that the debt securities issued under the senior indenture will be secured equally and ratably with (or, at our option, prior to) indebtedness so secured. For these purposes, “subsidiary” means any corporation, partnership or other entity of which at the time of determination we own or control directly or indirectly more than 50% of the shares of the voting stock or equivalent interest, and “Voting Securities” means the stock of any class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of the relevant subsidiary, other than stock that carries only the conditional right to vote upon the happening of an event, whether or not that event has happened. “Permitted Liens” means (i) liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith or which are less than $1,000,000 in amount, (ii) liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings or which involves claims of less than $1,000,000, (iii) deposits to secure (or in lieu of) surety, stay, appeal or customs bonds and (iv) such other liens as our board of directors determines do not materially detract from or interfere with the present value or control of the Voting Securities subject thereto or affected thereby.

The subordinated indenture does not contain any limitations on liens.

Restrictions on Consolidations, Mergers and Sales of Assets

Unless otherwise provided in any series of debt securities, the Indentures provide that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any other person, unless:

•	we will be the continuing corporation; or

•	the successor corporation or person that acquires all or substantially all of our assets:

•	will be a corporation organized under the laws of the United States, a state of the United States or the District of Columbia; and

•	will expressly assume the due and punctual payment of the principal of and interest on all of our debt securities issued under the applicable Indenture and the due and punctual performance and observance of all of the covenants and conditions of the Indentures to be performed or observed by us, by supplemental indenture satisfactory to the applicable Trustee, executed and delivered to the applicable Trustee by such corporation; and

•	immediately after the merger, consolidation, sale, lease or conveyance, we, that person or that successor corporation will not be in default in the performance of the covenants and conditions of the Indenture.

Other than as described above or in any prospectus supplement, there are no covenants or other provisions in the Indentures that would afford holders of our debt securities additional protection in the event of a recapitalization transaction, a change of control of our company or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include our merger or consolidation or a sale, lease or conveyance of all or substantially all of our assets.

Reports

We are required to file with each Trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents, and other reports that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or pursuant to Section 314 of the Trust Indenture Act of 1939, as amended.

Events of Default

The Indentures provide holders of our debt securities with remedies if we fail to perform specific obligations or if we become bankrupt. You should review these provisions and the related provisions in the applicable prospectus supplement and understand which of our actions trigger an event of default and which actions do not.

Each of the following constitutes an event of default with respect to each series of senior debt securities:

•	default in the payment of any installment of interest upon any of the debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

•	default in payment of all or any principal of the debt securities of such series as and when the same shall become due and payable, either at maturity, upon any redemption, by declaration or otherwise;

•	failure in the observance or performance of any of the other covenants or agreements in the debt securities of such series or contained in the Indenture applicable to such series (other than a covenant or warranty with respect to the debt securities of such series the breach or nonperformance of which is otherwise included in the definition of “event of default”) for a period of 60 days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” and demanding that we remedy the same, shall have been given by registered or certified mail, return receipt requested, to (1) us by the applicable Trustee or (2) us and the applicable Trustee by the holders of at least 25% in principal amount of the outstanding debt securities of such series;

•	default under any mortgage, indenture or other instrument securing or evidencing any of our indebtedness or that of Discover Bank, or any subsidiary succeeding to any substantial part of the business now conducted by Discover Bank, in an aggregate principal amount of $50 million or more and which default (i) constitutes a failure to make any scheduled principal or interest payment when due after giving effect to any applicable grace period or (ii) accelerates the payment of such debt and such acceleration is not rescinded or annulled, or such debt is not discharged, within 15 days after written notice specifying such default and demanding that we remedy the same by (1) the applicable Trustee or (2) the holders of at least 25% in principal amount of the outstanding debt securities of such series;

•	a court having jurisdiction in the premises shall enter a decree or order for relief in respect of us in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or for any substantial part of our property or ordering the winding up or liquidation of our affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

•	we shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or for any substantial part of our property, or make any general assignment for the benefit of creditors; or

•	any other event of default provided with respect to the debt securities of such series pursuant to any supplemental indenture or in the form of such debt securities.

An event of default under the subordinated indenture with respect to subordinated debt securities of any series will occur only upon the occurrence of certain events in bankruptcy, insolvency or reorganization involving us. There will be no “event of default,” and holders of the subordinated debt securities will not be entitled to accelerate the maturity of the subordinated debt securities, in the case of a default in the performance of any covenant or obligation with respect to the subordinated debt securities, including a default in the payment of principal or interest.

Acceleration of Debt Securities upon an Event of Default. The senior indenture provides that if an event of default applicable to any series of senior debt securities occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of such series by notice in writing to us and to the Trustee, if given by security holders, may declare the principal of all the senior debt securities of such series and interest accrued thereon to be due and payable immediately. The subordinated indenture provides that acceleration is automatic upon the occurrence of an event of default applicable to the subordinated debt securities.

Waiver of Defaults. The Indentures provide that the holders of a majority in aggregate principal amount of outstanding debt securities of any series with respect to which an event of default has occurred and is continuing may on behalf of the holders of all such debt securities of such series waive any past default or event of default and its consequences, other than a default in the payment of principal or interest (unless such default has been cured and an amount sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the applicable Trustee) or a default in respect of a covenant or provision in the Indenture that cannot be modified or amended without the consent of the holder of each debt security affected. In the case of any such waiver, we, the applicable Trustee, and the holders of all such debt securities shall be restored to their former positions and rights under the applicable Indenture, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Collection of Indebtedness. If a default in the payment of principal of, or any interest on, debt securities of any series issued under the Indentures occurs and is continuing and we fail to pay the full amount then due and payable with respect to all debt securities of such series immediately upon the demand of the applicable Trustee, such Trustee is entitled to institute an action or proceeding to collect the amount due and unpaid. If any default occurs and is continuing, the applicable Trustee may pursue legal action to enforce the performance of any provision in the Indenture to protect the rights of such Trustee and the holders of the debt securities of such series issued under the Indenture.

Indemnification of Trustee for Actions Taken on Your Behalf. The Indentures contain a provision entitling the Trustees, subject to the duty of the Trustees during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under the Indentures before proceeding to exercise any trust or power at the request of such holders. Subject to these provisions and some other limitations, the holders of a majority in aggregate principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustees, or exercising any trust or power conferred on the Trustees with respect to such series.

Limitation on Actions by You as an Individual Holder. The Indentures provide that no individual holder of debt securities of any series may institute any action against us, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the applicable Trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series must have (1) made a written request upon the applicable Trustee to institute that action and (2) offered the Trustee reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby;

•	the Trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•	the holders of a majority in principal amount of the outstanding debt securities of such series must not have given directions to the Trustee inconsistent with those of the holders referred to above.

Annual Certification. The Indentures contain a covenant that we will file annually with the Trustees a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on debt securities of any series prior to maturity if we comply with the following provisions.

Discharge of Indenture. If at any time we have:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities of any series as and when the same shall have become due and payable;

•	delivered to the applicable Trustee for cancellation all of the outstanding debt securities of such series theretofore authenticated; or

•	in the case of any series of debt securities where the exact amount (including currency of payment) of principal of and interest due can be determined at the time of making the deposit referred to in clause (B) below, (A) all the debt securities of such series not theretofore delivered to the applicable Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee for the giving of notice of redemption (or, in the case of debt securities that do not bear a fixed interest rate, within the remaining term of the then current interest period) and (B) we shall have irrevocably deposited or caused to be deposited with the applicable Trustee as trust funds the entire amount in cash (other than moneys repaid by the applicable Trustee or any paying agent to us), or, in the case of any series of debt securities the payment on which may only be made in dollars, direct obligations of the United States of America, maturing as to principal and interest at such times and in such amounts as will insure the availability of cash, or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable Trustee, to pay (1) the principal and interest on all debt securities of such series on each date that such principal or interest is due and payable and (2) any mandatory sinking fund payments on the dates on which such payments are due and payable in accordance with the terms of the applicable Indenture and the debt securities of such series; and if, in any such case, we also pay or cause to be paid all other sums payable by us under the Indenture with respect to the debt securities of such series, then the Indenture shall cease to be of further effect with respect to the debt securities of such series, except as to certain rights and with respect to the transfer and exchange of the debt securities of such series, rights of the holders to receive payment and certain other rights and the applicable Trustee, on our demand accompanied by an officer’s certificate and opinion of counsel and at our cost and expense, shall execute proper instruments acknowledging such satisfaction of and discharging the Indenture as to such series; provided that the rights of holders of the debt securities to receive amounts in respect of principal of and interest on the securities held by them shall not be delayed longer than required by then-applicable mandatory rules or policies of any securities exchange upon which the debt securities are listed. We will reimburse the applicable Trustee for any costs or expenses thereafter reasonably and properly incurred and compensate the applicable Trustee for any services thereafter reasonably and properly rendered by such Trustee in connection with the applicable Indenture or the debt securities of such series.

Defeasance at Any Time. We may elect (i) to be discharged from all of our obligations (other than as to (1) transfers and exchanges of debt securities and our right of optional redemption, if any, (2) replacement of lost, mutilated, defaced, stolen or destroyed debt securities (3) rights of holders to receive payment of the principal and interest on such debt securities at the dates when due, (4) rights, obligations and duties to the Trustee and (5) rights of holders thereof to the property deposited with the Trustee in furtherance of such defeasance and (6) our obligations with respect to maintaining an office for payment) with respect to the outstanding debt securities of any series, which is referred to as “defeasance” or (ii) to be released from our obligation to comply with the provisions of the Indentures described above under “—Certain Covenants” with respect to the outstanding debt securities of any series (and, if so specified, any other obligation or restrictive covenant added for the benefit of the holders of such series of debt securities) which is referred to as “covenant defeasance,” in either case, if we satisfy each of the following conditions:

•	We irrevocably deposit or cause to be deposited with the applicable Trustee in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the debt securities, (A) cash in an amount, or (B) in the case of any series of debt securities the payments on which may only be made in dollars, U.S. government obligations maturing as to principal and interest at such times and in such amounts as will insure the availability of cash or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable Trustee, to pay (1) the principal and interest on all debt securities of such series and (2) any mandatory sinking fund payments on the day on which such payments are due and payable in accordance with the terms of the applicable Indenture and the outstanding debt securities of such series.

•	Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other agreement or instrument to which we are a party or by which we are bound.

•	We deliver to the applicable Trustee an officer’s certificate (only in the case of a covenant defeasance) and an opinion of counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. In the case of a defeasance, but not in the case of covenant defeasance, the opinion must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of the applicable Indenture, since that result would not occur under current tax law.

•	We deliver to the applicable Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the defeasance or covenant defeasance have been complied with.

Additionally, in the case of covenant defeasance, we must satisfy the following additional conditions:

•	No event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities shall have occurred and be continuing on the date of such deposit or, insofar as certain subsections of the Indenture pertaining to bankruptcy or insolvency provisions are concerned, at any time during the period ending on the 91st day after the date of such deposit.

•	Such covenant defeasance does not cause the applicable Trustee to have a conflicting interest for purposes of the Trust Indenture Act of 1939, as amended, with respect to any of our securities.

•	Such covenant defeasance does not cause any debt securities then listed on any registered national securities exchange under the Securities Exchange Act of 1934, as amended, to be delisted.

Modification and Waiver

Modification Without Consent of Holders. We and the applicable Trustee may, from time to time and at any time, enter into supplemental indentures without the consent of the holders of debt securities of a series to:

•	to convey, transfer, assign, mortgage or pledge to the applicable Trustee as security for the debt securities of one or more series any property or assets;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of such debt securities and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the Indentures; provided, that in respect of any such addition we may provide for a different grace period after default, may provide for an immediate enforcement, or may limit the remedies available to the applicable Trustee or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

•	cure any ambiguity or correct or supplement any provision contained in the applicable Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the applicable Indenture or in any supplemental indenture, or to make any other provisions as we may deem necessary or desirable, provided that no action shall adversely affect the interests of the holders of the debt securities;

•	establish the forms or terms of debt securities of any series as permitted by specific sections of the applicable Indenture; and

•	evidence and provide for the acceptance of appointment under the applicable Indenture by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee.

Modification with Consent of Holders. We and the applicable Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of outstanding debt securities of any series, may, from time to time and at any time, enter into supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the applicable Indenture or modifying in any manner the rights of the holders of the debt securities of such series. However, we and the applicable Trustee may not make any of the following changes to any outstanding debt securities without the consent of each holder that would be affected by such change:

•	extend the final maturity of the principal;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, premium (if any) or interest thereon is payable;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due or, if the debt securities provide therefor, any right of repayment at the option of the holder;

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the Indenture; or

•	in the case of the subordinated indenture, modify the provisions of the subordinated indenture with respect to the subordination provisions in a manner adverse to the holders of the subordinated debt securities.

Subordination

The subordinated indenture provides that the subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior indebtedness in accordance with the terms therein. In the event of any dissolution, winding-up, liquidation or reorganization of the Company, whether voluntarily or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, then and in any such event the holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness, or provision will be made for such payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, our subordinated debt securities. To that end the holders of senior indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, which may be payable or deliverable in respect of the subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any of our other indebtedness being subordinated to the payment of our subordinated debt securities. By reason of such subordination, in the event of liquidation or insolvency of the Company, holders of senior indebtedness and holders of our other obligations that are not subordinated to senior indebtedness may recover more, ratably, than the holders of our subordinated debt securities.

Subject to the payment in full of all senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to such senior indebtedness by virtue of such subordination until the principal of, and any premium and interest on, our subordinated debt securities have been paid in full.

No payment of principal (including redemption and sinking fund payments) of, or any premium or interest on, our subordinated debt securities may be made (1) in the event and during the continuation of any default by us in the payment of principal, premium, interest or any other amount due on any of our senior indebtedness or (2) if the maturity of any our senior indebtedness has been accelerated because of a default.

Our subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations. Our senior debt securities will constitute senior indebtedness under our subordinated indenture.

The term “senior indebtedness” means:

(1)	all of our obligations for borrowed or purchased money;

(2)	all of our obligations arising from off-balance sheet guarantees and direct credit substitutes;

(3)	all of our capital lease obligations;

(4)	all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations and all of our obligations under any conditional sale or title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

(5)	all of our obligations, contingent or otherwise, in respect of any letters of credit, banker’s acceptances, security purchase facilities or similar credit transactions;

(6)	all of our obligations associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements;

(7)	all of our obligations of the type referred to in clauses (1) through (6) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and

(8)	all of our obligations of the type referred to in clauses (1) through (7) above of other persons secured by any lien on any property or asset, whether or not such obligation is assumed by the Company, in each case, whether outstanding on the date the subordinated indenture became effective, or created, assumed or incurred after that date, except for:

(a)	the subordinated debt securities; and

(b)

any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with, the subordinated debt securities and the issuance of which (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Board of Governors of the

Federal Reserve System or (y) does not at the time of issuance prevent the subordinated debt securities from qualifying for Tier 2 capital treatment (irrespective of any limits on the amount of the Company’s Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of our subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Book Entry System, Delivery and Form

We may issue the debt securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. We may issue the global securities in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

We anticipate that global debt securities will be deposited with, or on behalf of, The Depository Trust Company and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co. Holders may hold their interests in a global security directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a global security on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global security in customers’ securities accounts in the depositaries’ names on the books of DTC. We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements will be described in the applicable prospectus supplement.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

We expect that, pursuant to procedures established by DTC upon the deposit of a global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of securities represented by such global security to the accounts of participants. The accounts to be credited shall be designated by us. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable Indenture and debt securities. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the debt securities represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any debt securities under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal, premium or interest on the debt securities represented by a global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the applicable Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium, if any, or any interest amounts on, a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants, subject to any statutory or regulatory requirements as may be in effect from time to time. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in a global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of the time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global security from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transaction’s interests in the global security settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

DTC has advised us that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of debt securities as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for a global security or ceases to be a clearing agency or there is an event of default under the debt securities relating to that global security, DTC will exchange the global security for certificated securities which it will distribute to its participants.

Although we expect that DTC, Euroclear and Clearstream will follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and DTC’s book-entry system, as well as information regarding Euroclear and Clearstream, has been obtained from sources that we believe to be reliable, but we do not take any responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC, Euroclear, Clearstream or their respective participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Governing Law

Our senior indenture is, and our subordinated indenture and any debt securities issued under either Indenture will be, governed by, and construed in accordance with, the laws of the State of New York, except as may otherwise be required by mandatory provisions of law.

Concerning our Relationship with the Trustees

U.S. Bank National Association is the trustee of the Discover Card Execution Note Trust and the Discover Card Master Trust I under Discover Bank’s amended and restated pooling and servicing agreement, and the trustee of The Student Loan Corporation’s three securitization trusts.

We will enter into our subordinated indenture with a trustee as permitted by the terms thereof. At all times, the subordinated trustee must be organized and doing business under the laws of the United States, any state thereof or the District of Columbia, and must comply with all applicable requirements under the Trust Indenture Act of 1939.

DESCRIPTION OF CAPITAL STOCK

We have provided below a summary description of our capital stock. This description is not complete, and is qualified in its entirety by reference to the full text of our amended and restated certificate of incorporation and bylaws. You should read the full text of our amended and restated certificate of incorporation and bylaws, as well as the provisions of applicable Delaware law.

General

Under our amended and restated certificate of incorporation, we have authority to issue 2,000,000,000 shares of common stock, par value $0.01 per share, and 200,000,000 shares of preferred stock, par value $0.01 per share. As of June 24, 2015, 442,505,000 shares of our common stock were outstanding and 575,000 shares of our preferred stock, consisting of our Series B Preferred Stock described below, were outstanding.

Offered and Existing Common Stock

General. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock.

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of shares of common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.

Dividend Rights. Holders of common stock will share equally on a pro rata basis in any dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to any preferential rights of holders of any outstanding shares of preferred stock and any other class or series of stock having preference over the common stock as to dividends.

Preemptive Rights. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock or other securities of our company. There are no other subscription rights or conversion rights, and there are no sinking fund provisions applicable to our common stock.

Other Rights. Upon voluntary or involuntary liquidation, dissolution or winding up of our company, after payment in full of the amounts required to be paid to creditors and holders of any preferred stock that may be then outstanding, all holders of common stock are entitled to share equally on a pro rata basis in all remaining assets.

Listing. Our shares of common stock are listed on the New York Stock Exchange under the ticker “DFS.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare.

Existing Preferred Stock

On October 16, 2012, Discover Financial Services issued and sold 23,000,000 depositary shares, each representing a 1/40th interest in a share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, with a liquidation preference of $25 per Depositary Share (equivalent to $1,000 per share of Series B Preferred Stock) (the “Existing Preferred Stock”).

Rank. The Existing Preferred Stock ranks senior to our common stock and at least equally with each other series of preferred stock we may issue if provided for in the certificate of designations relating to such preferred stock or otherwise (except for any senior stock that may be issued with the requisite consent of the holders of the Existing Preferred Stock and all other parity stock, if any), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims). The shares of the Existing Preferred Stock are fully paid and nonassessable and have no preemptive rights.

Conversion. The Existing Preferred Stock is not convertible into, or exchangeable for, common stock or other securities of ours.

Dividends. Holders of Existing Preferred Stock are entitled to receive, when, as, and if declared by our board of directors, cash dividends payable quarterly at a rate of 6.50% per annum.

Dividends on the Existing Preferred Stock will not be cumulative. If our board of directors does not declare a dividend on the Existing Preferred Stock in respect of a dividend period before the related dividend payment date, then Discover Financial Services will have no obligation to pay any dividend for that dividend period, whether or not our board of directors declares a dividend on the Existing Preferred Stock for any future dividend period.

We will not declare or pay or set apart funds for the payment of dividends on any securities which rank equally with the Existing Preferred Stock (“parity stock”), if any, unless we have paid or set apart funds for the payment of dividends on the Existing Preferred Stock. When dividends are not paid in full upon the shares of Existing Preferred Stock and parity stock, if any, all dividends declared upon shares of Existing Preferred Stock and parity stock, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Existing Preferred Stock, and accrued dividends, including any accumulations, if any, on parity stock, if any, bear to each other.

Subject to some additional exceptions set forth in the certificate of designations for the Existing Preferred Stock, unless we have paid full accrued dividends on the outstanding shares of the Existing Preferred Stock for the latest dividend payment period, we may not during a dividend period:

•	declare or pay a dividend or distribution on common stock or any preferred stock that ranks junior to the Existing Preferred Stock as to dividend rights and as to rights on liquidation, dissolution or winding up, or

•	redeem, purchase, or otherwise acquire our common stock or any preferred stock that ranks junior to the Existing Preferred Stock as to dividend rights and as to rights on liquidation, dissolution or winding up.

Redemption. The Existing Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Existing Preferred Stock is redeemable, at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after December 1, 2017 or (ii) in whole but not in part, within 90 days of certain changes to regulatory capital requirements.

Liquidation Rights. In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Existing Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Existing Preferred Stock. Distributions will be made only to the extent of Discover Financial Services’ assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Existing Preferred Stock.

In any such distribution, if the assets of Discover Financial Services are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Existing Preferred Stock and all holders of parity stock, if any, as to such distribution with the Existing Preferred Stock, the amounts paid to the holders of Existing Preferred Stock and parity stock, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. After we have paid the full amount of the liquidating distribution to which they are entitled, the holders of the Existing Preferred Stock will not be entitled to any further participation in any distribution of assets by Discover Financial Services.

Voting Rights. Except as provided below, the holders of the Existing Preferred Stock have no voting rights.

Right to Elect Two Directors Upon Nonpayment

If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of the Existing Preferred Stock for six quarterly dividend periods, whether or not consecutive, the number of directors on the board of directors of Discover Financial Services shall be increased by two at its first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting, the holders of shares of Existing Preferred Stock shall have the right, voting separately as a class together with holders of any other equally ranked series of preferred stock that have similar voting rights, if any, to elect such two additional members of the board of directors of Discover Financial Services to hold office for a term of one year. These voting rights will continue for the Existing Preferred Stock until dividends on such shares have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for such payment) for at least one year following the non-payment. The term of office of all directors elected by the holders of the Existing Preferred Stock will terminate immediately upon the termination of the right of holders of the Existing Preferred Stock to vote for directors.

Other Voting Rights

So long as any shares of Existing Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Existing Preferred Stock, voting separately as a class, shall be required to:

•	authorize or increase the authorized amount of, or issue shares of, any class or series of stock ranking senior to the Existing Preferred Stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

•	amend the provisions of the amended and restated certificate of incorporation of Discover Financial Services so as to adversely affect the powers, preferences, privileges or rights of the Existing Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Existing Preferred Stock or authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Existing Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of Discover Financial Services will not be deemed to adversely affect the powers, preferences, privileges or rights of the Existing Preferred Stock; or

•	consummate a binding share-exchange or reclassification involving the Existing Preferred Stock, or a merger or consolidation of Discover Financial Services with or into another entity unless (i) the shares of the Existing Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Existing Preferred Stock or new preferred securities have terms that are not materially less favorable than the Existing Preferred Stock.

Offered Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue our preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement. However, the effects might include, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of our company without further action by our stockholders.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Bylaws, Delaware Law and Federal Banking Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Stockholder Action by Written Consent

Subject to the rights of holders of any series of preferred stock or any other series or class of stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting.

Amendments to our Governing Documents

The amendment of any provision of our amended and restated certificate of incorporation requires approval by our board of directors and a majority vote of stockholders, other than any amendment to the provisions requiring that amendments to our bylaws require the approval of either a majority of our board of directors or holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors, for which an amendment requires the approval by our board and holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors. Any amendment to our bylaws requires the approval of either a majority of our board of directors or holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Stockholder Meetings

Our amended and restated bylaws provide that, subject to the rights of holders of any series of preferred stock or any other series or class of stock as set forth in our amended and restated certificate of incorporation, special meetings of our stockholders may be called only by our secretary at the direction of and pursuant to a resolution of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.

Delaware Anti-Takeover Law

Our amended and restated certificate of incorporation does not exempt us from the application of Section 203 of the Delaware General Corporation Law, an anti-takeover law.

In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. This may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

No Cumulative Voting

Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Federal Banking Law

The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring “control” of a bank holding company unless:

•	the Federal Reserve has been given 60 days’ prior written notice of such proposed acquisition containing the information requested by the Federal Reserve; and

•	within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending the period during which such a disapproval may be issued.

An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. An acquirer is conclusively deemed to have acquired control if it owns, controls, or has the power to vote 25 percent or more of a class of voting securities. In addition, under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies in connection with a proxy solicitation for the purposes of conducting business at a regular or special meeting of the institution, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes. In addition, any “company” would be required to obtain the approval of the Federal Reserve under the Bank

Holding Company Act of 1956, as amended, before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or a lesser number of shares if the acquirer otherwise is deemed to have the power to exert a “controlling influence” over us or is otherwise presumed to have control over us by the Federal Reserve, and may be subject to ongoing regulation and supervision as a bank holding company.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer depositary receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of a class of our preferred stock, as specified in the applicable prospectus supplement. Preferred stock of each series of each class represented by depositary shares will be deposited under a separate deposit agreement among us, the preferred stock depositary named in the deposit agreement and the holders from time to time of our depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of our preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of the preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of the depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled to the property, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption), the holders of the depositary receipts will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole shares of preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred stock will not thereafter be entitled to receive depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends (except, with respect to noncumulative shares of preferred stock, dividends for the current dividend period only) of the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If less than all the depositary shares are to be redeemed, the preferred stock depositary will select the depositary shares to be redeemed by lot.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption upon surrender of the depositary receipts to the preferred stock depositary.

Voting of the Underlying Preferred Stock

Upon receipt of notice of any meeting at which the holders of our preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by such depositary shares to the extent it does not receive specific instructions from holders of our depositary receipts evidencing such depositary shares.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of our depositary receipts will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

The depositary shares, as such, are not convertible into our common stock or any of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by depositary receipt holders to the preferred stock depositary with written instructions to the preferred stock depositary instructing us to cause conversion of our preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of common stock, other preferred stock or other shares of our capital stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect of such instructions, we will cause the conversion of the preferred stock represented by depositary shares utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, one or more new depositary receipts will be issued for any depositary shares not to be converted. No fractional shares of our common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of our common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of our depositary shares evidenced by the depositary receipts then outstanding.

The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred stock depositary if a majority of the holders of each class of our depositary shares affected by such termination consents to such termination, whereupon the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of our preferred stock as are represented by the depositary shares evidenced by such depositary receipts. In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares shall have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of us and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock; or

•	each related share of preferred stock shall have been converted into our capital stock not so represented by depositary shares.

Charges of Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of our depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Preferred Stock Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any such resignation or removal shall take effect upon the appointment of a preferred stock depositary successor. A preferred stock depositary successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to holders of our depositary receipts any reports and communications from us that are received by the preferred stock depositary with respect to the related preferred stock.

Neither we nor the preferred stock depositary will be liable if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our respective duties under the deposit agreement in good faith and without gross negligence or willful misconduct, and neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred stock represented by the depositary shares unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock represented by the depositary shares for deposit, holders of depositary receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

If the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary shall be entitled to act on such claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, shares of common stock or shares of preferred stock. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, shares of common stock or shares of preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

The description in the prospectus supplement will not necessarily be complete, and reference will be made to the warrant agreements which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to in this prospectus as “Stock Purchase Contracts.” The price per share of common stock and number of shares of common stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our debt securities or debt obligations of third parties, securing the holders’ obligations to purchase the shares of common stock under the Stock Purchase Contracts, which we refer to in this prospectus as “Stock Purchase Units.” The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material United States federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We or a selling securityholder may sell the offered securities inside and outside the United States from time to time (a) through underwriters or dealers, (b) directly to one or more purchasers, including our affiliates, (c) through agents, or (d) through a combination of any of these methods. The applicable prospectus supplement will describe the terms of the offering of these securities and the method of distribution of these securities, including the following information, if applicable:

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

General

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act of 1933. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

Sale Through Underwriters or Dealers

If we use underwriters in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale.

We may offer the securities to the public through an underwriting syndicate or through a single underwriter.

Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

If we use dealers in a sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Indemnification

We may have agreements with agents, underwriters, dealers and remarketing firms and each of their respective affiliates to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to apply to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the offered securities will have a liquid trading market.

In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates, which may include short sales of the securities by counterparties or option, forward or other types of transactions that require delivery of securities to a counterparty, who may resell or transfer the securities under this prospectus.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Any such underwriters and distribution participants may be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus will be passed upon for us by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Discover Financial Services’ Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Discover Financial Services’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and on the investor relations page of our website at http://www.discoverfinancial.com. The information available at our website does not constitute a part of this prospectus. You may also read and copy any document we file with the SEC at the SEC’s public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of our SEC filings, or the documents we incorporate by reference herein, at no cost, by writing or telephoning us at:

Discover Financial Services

2500 Lake Cook Road

Riverwoods, Illinois 60015

Attention: Investor Relations

Telephone: (224) 405-0900

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make any representations other than as contained in this prospectus or in any prospectus supplement. We are not making any offer of these securities in any state or jurisdiction where the offer is not permitted.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement related to this prospectus until the termination of the offering of the securities described in this prospectus; provided, however, that we are not incorporating by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	our Current Reports on Form 8-K, dated February 9, 2015, March 4, 2015, April 30, 2015, May 28, 2015 and June 4, 2015; and

•	the description of our common stock under the heading “Description of our Capital Stock,” in our Information Statement included with Amendment No. 4 to our Form 10 filed with the SEC on June 1, 2007, including any subsequently filed amendments and reports updating such description.

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Prospectus Supplement dated July 31, 2017